Exhibit 2.1

July 1, 2014

AGREEMENT

ON THE SALE AND TRANSFER OF ALL SHARES IN

ECP ENTWICKLUNGSGESELLSCHAFT MBH

between

SYSCORE GMBH,

ABIOMED EUROPE GMBH

and

ABIOMED, INC.

STRICTLY PRIVATE AND CONFIDENTIAL

Table of Contents

1.	Defined Terms and Interpretation	2

2.	Sale and Transfer	12

3.	Purchase Price	13

4.	Conditions to Closing	17

5.	No Leakage	19

6.	Warranties	20

7.	Remedies	38

8.	Limitation of Seller’s Liability	39

9.	Disclosure and Disclaimers	45

10.	Tax	46

11.	Subsidies	49

12.	Buyer’s Warranties	49

13.	Buyer’s Indemnity Obligations	50

14.	Parent Guarantee	51

15.	Co-Operation	51

16.	Payments	52

17.	Costs and Expenses	52

18.	Third Party Rights	52

19.	Confidentiality, Announcements, No Solicitation, Core Patent Dues	53

20.	Notices and Communications	55

21.	Language	56

22.	No Assignment	57

23.	Amendment and Waiver	57

24.	Severance	57

25.	Entire Agreement	57

26.	Governing Law and Jurisdiction	58

EXHIBITS

Exhibit A	Commercial register excerpt and articles of association of the Company
Exhibit B	Core Patent Rights
Exhibit C	Disclosure Schedule
Exhibit D	Due Diligence Documents
Exhibit E	Escrow Agreement
Exhibit F	Sublease Agreement
Exhibit G	Transitional Services Agreement
Exhibit H	AIS Purchase Agreement

THIS AGREEMENT (the “Agreement”) is dated 1 July 2014 and made

AMONG:

1.	Syscore GmbH, a limited liability company incorporated in Germany, registered under registration number HRB 85242 of the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt, with its registered office address at Birkenweg 24, 64295 Darmstadt, Germany

– hereinafter also referred to as the “Seller” –

2.	Abiomed Europe GmbH, a limited liability company incorporated in Germany, registered under registration number HRB 13059 of the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, with its registered office address at Neuenhofer Weg 9, 52074 Aachen, Germany

– hereinafter also referred to as the “Buyer” –

and

3.	Abiomed, Inc., a Delaware corporation with its headquarter address at 22 Cherry Hill Drive, Danvers, Massachusetts 01923, United States

– hereinafter also referred to as “Abiomed” –

Each of the Seller, the Buyer and Abiomed are referred to herein as a “Party,” and are also referred to collectively as the “Parties.”

PREAMBLE

(A)	The Seller is the registered owner of all of the issued shares in ECP Entwicklungsgesellschaft mbH (collectively, the “Shares”), with an aggregate nominal value of one hundred thousand Euros (EUR100,000), represented by one uncertificated share (Geschäftsanteil) with a nominal value of one hundred thousand Euros (EUR100,000).

(B)	As at the date of this Agreement, the Company is active in certain research, development and prototype and pre-serial production (Prototypen- und Vorserienfertigung) of a catheter-based expandable blood pump driven by a rotatable shaft within a catheter that are designed to enable the heart to rest, heal and recover by improving blood flow or performing the pumping function of the heart (such activity, to the extent actually conducted by the Company at the date of this Agreement, the “Business”).

(C)	The Buyer is active in the development, manufacture and marketing of proprietary products that are designed to enable the heart to rest, heal and recover by improving blood flow or performing the pumping function of the heart.

(D)	The Seller agrees to sell and transfer the Shares to the Buyer and the Buyer agrees to buy and accept the transfer of the Shares on and subject to the terms of this Agreement.

(E)	It is the common understanding of the Parties that no merger control approval or clearance nor any other approval or clearance by a Competent Authority (as such term is defined in clause 1.1, below) is required for entering into and for the consummation of this Agreement and the transactions contemplated herein.

NOW IT IS AGREED as follows:

1.	DEFINED TERMS AND INTERPRETATION

1.1.	Definitions

In this Agreement the following expressions shall have the following meanings:

“$” shall mean United States dollars;

“Abiomed” means Abiomed, Inc., a Delaware corporation with its headquarters address at 22 Cherry Hill Drive, Danvers, Massachusetts 01923, United States;

“Abiomed Stock” means Abiomed’s common stock, $.01 par value per share;

“Affiliate” has the meaning set out in Section 15 of the German Stock Corporation Act (Aktiengesetz) (verbundene Unternehmen);

“Agreement” means this agreement, including all Exhibits hereto;

“AIS” means AIS GmbH Aachen Innovative Solutions, a limited liability company incorporated in Germany, registered under registration number HRB 12258 of the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, with its business address at Feldstr. 8, 52070 Aachen, Germany;

“AIS-IP Rights” means (i) all unexpired patents and utility models listed in Section 1.1 of the Disclosure Schedule and owned by AIS together with the filing date, issue date and patent or utility model numbers of each such patent or utility model and (ii) all patent applications and utility model applications listed in Section 1.1 of the Disclosure Schedule and owned by AIS including the title, filing date and serial number of each such application;

“AIS License Agreement” means the license agreement entered into by AIS as licensor and the Company as licensee on 24/28 June 2007 regarding the AIS-IP Rights, including the additional agreements of 23 July 2007 and 21 January 2013, the amendments of 27 March 2013 and the interim agreement of 28 January 2014;

“AIS Purchase Agreement” has the meaning set out in clause 4.1.1;

“AIS Shares” has the meaning set out in clause 4.1.1;

“Business” has the meaning set out in the Preamble;

“Business Day” means a day (other than a Saturday, Sunday or legal holiday in Berlin, Germany) on which banks are open for general business in Frankfurt/Main, Germany;

“Buyer” means Abiomed Europe, GmbH, a limited liability company incorporated in Germany, registered under registration number HRB 13059 of the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, with its registered office address at Neuenhofer Weg 9, 52074 Aachen, Germany;

“Buyer’s Guaranteed Obligations” has the meaning set out in clause 14.1;

“Buyer’s Warranties” means the statements set out in clause 12;

“CE” has the meaning set out in clause 3.2.2(a):

“Change of Control” occurs in respect of a party when a Person controlling such party (within the meaning of Section 17 (1) of the German Stock Corporation Act (Aktiengesetz) (beherrschender Einfluss)) ceases to do so, and is replaced in that role by a Person that is not an Affiliate of the first Person;

“Civil Code” means the German Civil Code (Bürgerliches Gesetzbuch);

“Claim” means any claims against the Seller under or in connection with this Agreement, including any claims for indemnification for any Seller’s Breach;

“Closing” means the consummation of the Seller’s transfer of the Shares to the Buyer;

“Closing Consideration” has the meaning set out in clause 3.2.1;

“Closing Date” means the date on which the Closing takes place;

“Closing Memorandum” has the meaning set out in clause 4.2.1;

“Commercialization Earn-out Payment” has the meaning set out in clause 3.2.2(b);

“Company” means ECP Entwicklungsgesellschaft mbH, a limited liability company incorporated in Germany, registered under registration number HRB 107164 B of the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, with its registered office address at Wiesenweg 10, 12247 Berlin, Germany, an excerpt of the commercial register and a copy of the articles of association of which are attached as Exhibit A;

“Company Persons” means those employees, consultants, managing directors and advisers of the Company who have in the past been or are engaged in the Business, including those engaged in design, development, animal or clinical testing, obtaining regulatory approval, manufacture, quality assurance, distribution or sale of any Product;

“Company Plans” has the meaning set out in clause 6.1.20(a);

“Company Property” has the meaning set out in clause 6.1.21(a);

“Competent Authority” means (a) any Person (whether autonomous or not) having legal or regulatory authority; (b) any court of Law or tribunal in any jurisdiction; and (c) any authority competent to impose any taxation, and shall specifically include, as applicable, any nation, territory or government (foreign or domestic), any state, local or other political subdivision thereof, and any bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including all EU notification bodies and all other entities exercising regulatory authority over medical products or devices such as any notified body and ethics committee as defined in any EU medical device legislation);

“Conditions Precedent” has the meaning set out in clause 4.1;

“Confidentiality or Assignment Agreement” and “Confidentiality or Assignment Agreements” have the meanings set out in clause 6.1.12(b)(v);

“Contest” has the meaning set out in clause 10.4.2;

“Contingent Payment” has the meaning set out in clause 3.2.2;

“Copyrights” shall have the meaning defined in the definition of Intellectual Property Rights;

“Core Patent Rights” means those patents and patent applications that are defined and listed in Exhibit B;

“Data Room” means the online data room hosted by IntraLinks for the transaction contemplated by this Agreement (Project Excalibur) from 18 November 2013 to 25 June 2014, which contained the documents included in the DVDs referred to in clauses 9.4 through 9.6 of this Agreement;

“Default Interest” has the meaning set out in clause 3.3;

“Default Rate” means the rate of 8% per annum;

“Deductible” has the meaning set out in clause 8.2;

“De Minimis Amount” has the meaning set out in clause 8.2;

“Disclosure Schedule” shall mean the schedule delivered by the Seller and the Company to the Buyer on or before the date of this Agreement and attached as Exhibit C hereto, as arranged in sections and paragraphs corresponding to the clauses contained in this Agreement, and where the disclosures in any section of the Disclosure Schedule (which may include clear and specific cross-references to documents contained in the Data Room) shall qualify the content of any corresponding clause of this Agreement;

“Dispute” has the meaning set out in clause 26.2;

“Due Diligence Information” shall mean all of the following:

(a)	the documents included in the Data Room;

(b)	answers provided by or on behalf of the Seller to requests for information submitted by the Buyer or its Representatives that are included in the Data Room; and

(c)	the documents listed in Exhibit D.

“Earn-Out Period” shall mean the period commencing as of the Closing and ending on the twentieth (20th) anniversary of the Closing Date;

“Effective Date” shall mean 24.00 hours Central European Time at the date on which Closing occurs;

“Employee Benefit Plan” means any employee pension plan (betriebliche Altersversorgung), any employee benefit plan and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability or death benefits, deferred compensation, bonuses, profit sharing, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation other than regular social security contributions (Sozialversicherungsbeiträge) to any statutory old age pension fund in Germany (staatliche Rentenversicherung);

“Environmental Laws” has the meaning set out in clause 6.1.21(c);

“Escrow Account” has the meaning set out in clause 3.2.1(a);

“Escrow Amount” has the meaning set out in clause 3.2.1(a);

“Escrow Agent” means the notary (Notar) Dr. Oliver Habighorst, practicing in Frankfurt am Main, Germany;

“Escrow Agreement” means that certain escrow mandate (Treuhandauftrag) granted to the Escrow Agent by the Buyer and the Seller and accepted by the Escrow Agent, dated as of the date hereof, in the form attached as Exhibit E hereto;

“EU” means the European Union;

“Euro”, and “EUR” each means the lawful currency of such sovereigns which as members of the European Union belong to the monetary union pursuant to the “Treaty of Lisbon amending the Treaty on European Union and the Treaty establishing the European Community” dated 13 December 2007 (OJ 2007/C 306/01) at such point in time as relevant pursuant to this Agreement;

“Expandable Devices” has the meaning set out in clause 3.2.2(b);

“Exploit” shall mean to manufacture, import, use, sell, offer for sale, research, develop, commercialize, register, modify, enhance, prepare derivative works, seek regulatory approvals, improve, formulate, export, transport, distribute, promote and market, practice any Patent Rights or other intellectual property, and to have another person do any of the same;

“Financial Statements” has the meaning set out in clause 6.1.5;

“German GAAP” has the meaning set out in clause 6.1.5;

“German Stock Corporation Act” means the German Stock Corporation Act (Aktiengesetz) of September 6, 1965 as amended to date;

“Germany” means the Federal Republic of Germany;

“Hazardous Substance” has the meaning set out in clause 6.1.21(c);

“Intellectual Property Rights” shall mean all of the following:

(a)	all Patent Rights;

(b)	(i) all registered and unregistered, unexpired, revivable domestic and foreign trademarks, trademark registrations, trademark applications, trade names, brand names, logos (whether or not registered), including artwork and typeface, certification marks and service marks, owned by the Company; and (ii) all state trademark registrations and applications therefor that are owned by the Company, including any extension, modification or renewal of any such registrations or applications and all common Law rights in such trademarks, and any right to use or Exploit any of the foregoing, in each case of (i) and (ii) above, including any goodwill associated therewith, including the foregoing identified in Section 6.1.12(b) of the Disclosure Schedule, and in each case of (i) and (ii) above, that are material to the ongoing operation of the Business (the “Marks”);

(c)	all original works of authorship, including all copyrights and registrations or applications for registration of copyrights in any jurisdiction, including any renewals or extensions thereof, advertising materials, publications, technical papers and computer software, instructional brochures, and any right to use or Exploit any of the foregoing, that are owned by the Company, including the foregoing identified in Section 6.1.12(b) of the Disclosure Schedule, and in each case that are material to the ongoing operation of the Business (the “Copyrights”); and

(d)	the Trade Secrets.

“Issued Patents” has the meaning set out in clause 6.1.12(b)(i);

“Law” or “Laws” shall mean any federal, state, territorial, foreign, international or local Law, statute, ordinance, rule, regulation or code of any Competent Authority;

“Leakage” has the meaning set out in clause 5.1;

“Leakage Breach” has the meaning set out in clause 5.2;

“Lien” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property, except for (i) Liens for Taxes not yet due and payable or being contested in good faith and (ii) the statutory landlord’s lien (Vermieterpfandrecht) on leased real property;

“Listed Agreements” has the meaning set out in clause 6.1.14(b);

“Litigation Matter” shall mean any claim, investigation, arbitration, grievance, litigation, action, suit or proceeding, administrative or judicial (whether the Company is a plaintiff, defendant or otherwise) before any Competent Authority or any arbitrator;

“Losses and Expenses” means all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), losses, monetary damages, costs, expenses, fines, fees, penalties, interest expenses, judgments and clean-up costs (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), plus any VAT payable, if applicable, in each case whether direct or indirect; provided that, with respect to Claims, “Losses and Expenses” shall include consequential damages, speculative damages, punitive damages or damages, in each case, to the extent such damages are required to be paid and are actually paid to a third party pursuant to any Third Party Claim;

“Machinery and Equipment” shall mean all machinery, equipment, furniture and fixtures (including, by way of example, all dies, jigs, and tooling), owned or used in connection with the Business;

“Marks” shall have the meaning defined in the definition of Intellectual Property Rights;

“Material Agreement(s)” has the meaning set out in clause 6.1.14(a);

“Non-Disclosure Agreement” means the non-disclosure agreement entered into between the Company and the Buyer, effective as of October 7, 2013;

“Notice of Dispute” has the meaning set out in clause 26.3;

“Party” means a party to this Agreement, and “Parties” shall be construed accordingly;

“Patent Applications” shall have the meaning defined in clause 6.1.12(b)(i)

“Patent Rights” shall mean all unexpired German, European, United States and other foreign patents, patent applications, registered utility models, utility model applications and disclosures of inventions for unreleased (nicht freigegebene) inventions and all rights therein and any subsequent filings in any country claiming priority therefrom (except where the Company has deliberately decided to keep the invention as Trade Secret) whether or not embodied within the foregoing, in each case that are owned by the Company as of the Closing, including the foregoing identified in Section 6.1.12(b)(i) to (iv) of the Disclosure Schedule and excluding, for the avoidance of doubt, the AIS-IP Rights;

“Payoff Amount” has the meaning set out in clause 3.2.1(b);

“Permits” has the meaning set out in clause 6.1.22(a);

“Person” means any individuals (natürliche Personen), juristic persons (juristische Personen), corporate bodies, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other legal entities or organizations, in each case whether or not having a separate legal personality;

“Pre-Closing Straddle Period” has the meaning set out in clause 10.2;

“Products” means all items manufactured by or for, sold or distributed by, or under development by the Company on or before the date of this Agreement;

“Purchase Price” means the sum total of the Closing Consideration and any Contingent Payments actually paid by the Buyer to the Seller;

“Registered Intellectual Property Rights” means, in each case that are owned by the Company as of the Closing, all Patent Rights, Patent Applications, registered utility models and application for registration thereof, registered Marks and applications for registration thereof, registered Copyrights and applications for registration thereof, registered domain names and any other registrations of or applications to register any Intellectual Property Rights, and excluding, for the avoidance of doubt, the AIS-IP Rights;

“Related Documents” has the meaning set out in clause 6.1.1(c);

“Representatives” means, in relation to any Person, its directors, supervisory board members, officers, authorised Persons, employees, agents, consultants and professional advisers;

“Re-Sale” has the meaning set out in clause 3.2.2(b);

“Seller” means Syscore GmbH, a limited liability company incorporated in Germany, registered under registration number HRB 85242 of the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt, with its registered office address at Birkenweg 24, 64295 Darmstadt, Germany;

“Seller’s Account” means the bank account in the name of Syscore GmbH at             ,             ,             , or any other account which the Seller notifies to the Buyer;

“Seller’s Breach” has the meaning set out in clause 7.1;

“Seller’s Indemnification Claim” has the meaning set out in clause 13.1;

“Seller’s Warranties” means the statements set out in clause 6.1;

“Shares” means all issued shares in the Company with an aggregate nominal value of one hundred thousand Euros (EUR100,000), represented by one uncertificated share (Geschäftsanteil) with a nominal value of one hundred thousand Euros (EUR100,000), and “Share” shall be construed accordingly;

“Signing” means the notarisation of this Agreement;

“Sublease Agreement” means that certain Sublease Agreement by and between the Company, as sublessee, and Berlin Heart GmbH, as sublessor, dated as of the date hereof, in substantially the form attached as Exhibit F hereto;

“Subsidies” means those subsidies received by the Company prior to Closing, in particular in the form of GA-Mittel (Gemeinschaftsaufgabe-Mittel), under the “Program to support research, innovation and technology” (ProFIT) from Investitionsbank Berlin, further allowances from Investitionsbank Berlin for hiring employees, and investment premiums (Investitionszulagen);

“Subsidies Liabilities” has the meaning set out in clause 11.1;

“Sum Recovered” has the meaning set out in clause 8.5.2;

“Tax” shall mean all forms of taxation including any charge, tax, duty, levy, or withholding within the meaning of Section 3 of the Tax Code or a similar provision under applicable local Law imposed by a national, state, federal, municipal or local government including social security contributions (Sozialversicherungsbeiträge), corporation tax, trade income tax, VAT, payroll tax, solidarity surcharge and other public Law levies, each as imposed by any Competent Authority;

“Tax Code” means the German General Tax Code (Abgabenordnung, AO);

“Tax Period” has the meaning set out in clause 10.1.1;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Third Party Claim” means any claim made against, or request or demand made to, the Buyer or the Company by any third party, arbitrator, court governmental authority or any other Competent Authority which could reasonably give rise to a Seller’s Breach;

“Trade Secret” shall mean all data and information owned by the Company and maintained in confidence (geheim gehaltene Betriebs- und Geschäftsgeheimnisse) by the Company. For the avoidance of doubt, the terms “data and information” shall only include that data and information which has been used, is used or held for use, or has been proposed to be used by or for the Company for the design, development, manufacture, operation, sale or use of any Product or relating to any Product or the Business as currently conducted or as conducted in the past by the Company, including all related processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, know-how, specifications, inventions (in case the Company has deliberately decided to keep the invention as Trade Secret), customer and supplier lists, computer programs and other scientific or technical data or information conceived, memorialized, developed or reduced to practice, in each case whether or not registrable or patentable in any jurisdiction, and in each case that are material to the ongoing operation of the Business and that are owned and maintained in confidence by the Company. Until such time as any particular Patent Application or utility model application has been published, the term “Trade Secrets” shall be deemed to include all inventions disclosed in such Patent Application or utility model application;

“Transitional Services Agreement” means that certain Transitional Services Agreement by and between the Company and Berlin Heart GmbH, dated as of the date hereof, in substantially the form attached as Exhibit G hereto;

“Utilizing Patents” has the meaning set out in clause 3.2.2(a);

“VAT” means any applicable value added tax; and

“VATA” means the German Value Added Tax Act (Umsatzsteuergesetz).

1.2.	Interpretation

1.2.1.	Headings and sub-headings of sections or clauses of this Agreement and the table of contents are provided for convenience only and shall not affect the construction or interpretation of this Agreement.

1.2.2.	Unless the context requires otherwise, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any Person shall include the Person’s successors or assigns.

1.2.3.	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Similarly, use of the phrase “in particular” is not intended to connote limitation in any way. The word “will” shall be construed to have the same meaning as the word “shall”. As used in this Agreement, the term “or” is not exclusive.

1.2.4.	Unless the context otherwise requires, the word “material” shall be construed in the context of the Business as a whole as at the date of this Agreement.

1.2.5.	The words “notify” and “notification” in this Agreement shall, when referring to notifications as between the Parties to this Agreement (or their Representatives), mean notify or notification in writing in accordance with clause 20.

1.2.6.	References to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall refer to such legal term under German Law, and in respect of any jurisdiction other than Germany be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the German legal term.

1.2.7.	Where a German term has been inserted in quotation marks and/or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

1.2.8.	Any reference to “writing” or “written” includes facsimile copies and any legible reproduction of words delivered in permanent and tangible form (including electronic mail, or “e-mail”).

1.2.9.	Any amount expressed in EUR shall, to the extent that it requires in whole or in part to be expressed in any other currency in order to give due effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be the spot rate for the conversion of EUR into that currency of the European Central Bank (as published on the European Central Bank’s website at http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html) at the time of the deemed conversion.

1.2.10.	References to times of the day are (unless expressly specified otherwise) to the time in Frankfurt/Main, Germany.

1.2.11.

Any statement qualified by the expression “to the Seller’s knowledge”, “to the knowledge of the Seller” or any other expression referring to the knowledge, information, belief or awareness of the Seller shall refer to the actual knowledge (positive Kenntnis) as of the Signing of a fact or matter by Mr. Sven-René Friedel, Mr. Jörg Schumacher, Mr. Mario Scheckel, Dr. Henning Schlicht, Dr. Stefan Golkowsky (except where the knowledge has not been gained in the course of Mr. Golkowsky’s engagement for the Company or the Seller), as well as any of the Seller’s managing directors (Geschäftsführer), however, for the avoidance of doubt, it being understood that any other principles of attribution of knowledge (Wissenszurechnung) shall not be applicable.

1.2.12.	Any statement qualified by the expression “to the Buyer’s knowledge”, “to the knowledge of the Buyer” or any other expression referring to the knowledge, information, belief or awareness of the Buyer shall refer to the actual knowledge (positive Kenntnis) as of the Signing of a fact or matter by Dr. Thorsten Sieß, Mr. Matt Plano, Mr. Gerd Spanier, Mr. Christoph Nix, Mr. Jochen Höhfeld or any of the Buyer’s managing directors (Geschäftsführer).

1.2.13.	For the avoidance of doubt, any statements qualified as set forth in clauses 1.2.11 and 1.2.12 shall be given as of the Signing only.

2.	SALE AND TRANSFER

2.1.	Sale

Subject to the terms and conditions of this Agreement, the Seller herewith sells the Shares to the Buyer, and the Buyer purchases the Shares from the Seller. The Shares will equal one hundred percent (100%) of the total issued shares of the Company. All rights accrued and pertaining to the Shares, in particular the right to undistributed profits (including those for the fiscal year 2014 and preceding financial years) shall be sold to and shall become the property of the Buyer upon such transfer, and the Buyer accepts this sale.

2.2.	Transfer

The Seller herewith transfers the Shares and all other rights pertaining to the Shares, in particular the right to undistributed profits including those for the fiscal year 2014 and preceding financial years, to the Buyer and Buyer accepts such transfer (in accordance with clause 2.1), subject to the Conditions Precedent (including the Buyer’s payment (and Seller’s receipt) of the Closing Consideration in accordance with clause 3) having been fulfilled or duly waived pursuant to clause 4.3, as applicable.

2.3.	Consent/Shareholders’ resolution

Waiving all form and time requirements under the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or the Company’s articles of association regarding the convocation and realization of shareholders’ meetings, the Seller as registered owner of all of the Shares hereby holds an extraordinary shareholders’ meeting of the Company and unanimously consents to the consummation of the transactions contemplated under this Agreement, and further waives any rights of first refusal or pre-emptive rights with regard to the sale and transfer of the Shares under this clause 2.

3.	PURCHASE PRICE

3.1.	Purchase Price

The Parties assume that the transfer will be treated as tax exempt in accordance with Section 4 no. 8 lit. f) VATA and the Seller shall not opt for VAT pursuant to Section 9 VATA. If, however, the tax-exemption under Section 4 VATA should not be applicable other than by opting pursuant to Section 9 VATA, the Purchase Price shall be a net purchase price and additional VAT shall become due five (5) Business Days after the Seller has submitted to the Buyer an invoice in accordance with Section 14 VATA.

3.2.	Payment of Purchase Price

3.2.1.	Upon the Closing, Buyer shall pay an aggregate amount of $13,000,000 (the “Closing Consideration”) payable in Euro calculated in accordance with Clause 3.2.3 (i.e. an amount of EUR 9,544,787.08) in accordance with the following:

(a)	An amount of $1,300,000 (the “Escrow Amount”), payable in Euro calculated in accordance with Clause 3.2.3 (i.e. an amount of EUR 954,478.71) to the Escrow Agent, to be placed into an escrow account with the Escrow Agent (the “Escrow Account”) and to be maintained, in accordance with the Escrow Agreement;

(b)	The amount necessary to pay in full and satisfy all indebtedness, liabilities and obligations owed by the Company to Commerzbank AG, i.e. an amount of EUR 4,636,362 (the “Payoff Amount”), payable to Commerzbank AG, in satisfaction of all indebtedness, liabilities and obligations owed by the Company to Commerzbank AG; and

(c)	The amount equal to the Closing Consideration, minus (i) the Escrow Amount, minus (ii) an amount of EUR 55,000 (reflecting the outstanding interest on the Commerzbank/KfW loan until July 3, 2014, exceeding the cash balance on June 27, 2014), minus (iii) the Payoff Amount, all such amounts calculated in Euro in accordance with Clause 3.2.3, i.e. in sum payable an amount of EUR 3,898,946.37 to the Seller’s Account.

3.2.2.	Buyer shall pay Seller, as contingent payments, an aggregate amount of up to $15,000,000 (each, a “Contingent Payment,” and collectively, the “Contingent Payments”) in the event that at least one of the milestones as set out in clauses 3.2.2(a) and 3.2.2(b) are achieved prior to the expiration of the Earn-Out Period (for purposes of this clause 3.2.2, the term Abiomed includes all direct and indirect subsidiaries of Abiomed (including, for the avoidance of doubt, the Company and AIS) as well as any legal successors of Abiomed):

(a)

Upon the earlier of: (i) an Abiomed expandable device Utilizing Patents receives approval for sale by the granting of a Conformité Européenne – EU Declaration of Conformity (“CE”) marking certification obtained from the appropriate Competent Authority; or (ii)

Abiomed brings a successful claim, action or proceeding (i.e., a final and binding decision of an appropriate Competent Authority or an economically comparable final and binding settlement agreement) against a third party competitor for such competitor’s violation or infringement of at least one of the Core Patent Rights, Buyer shall pay to the Seller an additional aggregate amount of $7,000,000; provided, that in case the successful claim, action or proceeding (or economically comparable final and binding settlement agreement) does not prohibit a third party competitor’s further marketing, production, sale, distribution, lease or use of any violating or infringing products of third party competitors, but only awards monetary damages to Abiomed or the Buyer, the amount payable by Buyer to Seller shall be limited to the lower of the amount of aggregate damages received and $7,000,000. For the purpose hereof “Utilizing Patents” means the marketing, production, sale, distribution, lease or use of products or services using or utilizing at least one (irrespective of the territory) of the (y) existing and unexpired Core Patent Rights or (z) those Core Patent Rights abandoned by the Buyer subsequent to the Closing Date, which in the case of third parties, infringes (or would infringe in case of abandonment) any of the Core Patent Rights or any patent issued upon a patent application included in the Core Patent Rights, and in the case of Abiomed, that would so infringe (including in case of abandonment), but for the fact of Abiomed’s ownership of or license from the Company.

(b)	Upon first to occur of (i) Abiomed’s successful commercialization of one or more rotatable and expandable devices Utilizing Patents (for this clause 3.2.2(b), whether expired or not) (the “Expandable Devices”), provided that such Expandable Devices achieve aggregate world-wide revenues (including the respective third party revenues of any third party licensees) of at least $125,000,000 on a consolidated basis or (ii) Buyer’s (A) sale of the Company, or (B) sale of all or substantially all of the Company’s assets relating to the Business or any of the Core Patent Rights (including any of the AIS-IP Rights), in each case, to a third party that is not an Affiliate of Abiomed (such event, a “Re-Sale”), the Buyer shall pay to the Seller an aggregate amount of up to $15,000,000 (the “Commercialization Earn-out Payment”), provided that in the case of a Re-Sale, the Commercialization Earn-out Payment shall be limited to the lower of (y) $15,000,000, or (z) the cash-equivalent of one-half (1/2) of Buyer’s profit resulting from the Re-Sale. For the purpose of this clause 3.2.2(b) Buyer’s cash-equivalent profit resulting from a Re-Sale is defined and calculated as follows:

(i)	the consideration (net of VAT, if any) actually paid to Abiomed, Buyer, the Company or any other Affiliate of Abiomed for the Re-Sale (including royalty or settlement payments in connection with Core Patent Rights);

(ii)	minus the amount of the Closing Consideration;

(iii)	minus the payment(s) actually made by the Buyer to the Seller pursuant to clause 3.2.2(a);

(iv)	minus the purchase price paid to the sellers of AIS under the AIS Purchase Agreement;

(v)	plus the amount of any dividends paid or other distributions (Ausschüttungen) made from the Company to Abiomed, Buyer or any other Affiliate of Abiomed;

(vi)	minus all amounts invested or spent by Abiomed, Buyer and/or the Company for or in connection with the development of the Expandable Devices from and after the Closing, whereby such investments and expenses by Abiomed shall, for the avoidance of doubt, include (without duplication) capital contributions or injections to the Company of any kind made by Abiomed or any of its Affiliates and (without duplication) the aggregate amount of all expenses incurred in connection with the operation of the Business between the Closing and the relevant occurrences from time to time of a Re-Sale; and

(vii)	minus any and all legal or other transactions expenses incurred in connection with this Agreement, the AIS Purchase Agreement, and the negotiation and execution of definitive agreements for the relevant occurrences from time to time of such a Re-Sale.

Notwithstanding anything herein to the contrary, the aggregate amount of the Contingent Payments set out in clauses 3.2.2(a) and 3.2.2(b) shall not exceed $15,000,000; i.e., if an aggregate Contingent Payment in the amount of $7,000,000 has been paid to the Seller in accordance with clause 3.2.2(a), the references to “$15,000,000” set out in clause 3.2.2(b) shall be deemed to be references to “$8,000,000”.

A sample calculation of the Contingent Payments payable under this clause 3.2.2(b) is set forth in Section 3.2.2(b) of the Disclosure Schedule.

(c)

At the Buyer’s option, any Contingent Payment described in this clause 3.2.2 (including, for the avoidance of doubt, those Contingent Payments pursuant to clause 3.2.2(b)) may be paid in immediately available funds, unrestricted Abiomed Stock (the value of which shall be determined as the NASDAQ closing price of such Abiomed Stock, as reported by Bloomberg Financial L.P., on the Business Day immediately prior to the date of payment), or a combination of both. In such case, Abiomed shall, at its own costs, use its commercially reasonable efforts to file, within thirty (30) days after any issuance of Abiomed Stock to the Seller, a registration statement or a prospectus supplement to a previously filed registration statement with respect to the resale of such Abiomed Stock by Seller (on the NASDAQ Stock

Market, or such other stock exchange on which the Abiomed Stock is then trading), on a delayed or continuous basis pursuant to Rule 415 under the United States Securities Act of 1933, as amended. Abiomed shall use its commercially reasonable efforts to cause any such registration statement to become effective as promptly as practicable after the filing thereof.

It shall be a condition to the inclusion of Seller as a selling stockholder in any such registration statement, prospectus or prospectus supplement that Seller (i) shall promptly provide Buyer such information and other materials as Buyer may reasonably request in connection with such registration statement, prospectus or prospectus supplement, and (ii) shall promptly take all such actions as Buyer may reasonably request in connection with such registration statement.

(d)	The Buyer shall inform the Seller without undue delay about the occurrence of and provide all necessary information relating to any of the milestone events set out in clauses 3.2.2(a) and 3.2.2(b) during the Earn-Out Period. The Buyer shall furthermore, starting with the first fiscal year in which there are any revenues from the sale of Expandable Devices, submit to the Seller on an annual basis within 30 days following the publication of Abiomed’s audited financial statements for each fiscal year, a breakdown of the aggregate world-wide revenues on a consolidated basis for the Expandable Devices for such fiscal year.

(e)	The Seller acknowledges and agrees that, from and after the Closing, Buyer and Abiomed shall have the full authority to conduct the Business as it sees fit, in accordance with its judgment and discretion. The Buyer and Abiomed shall be under no obligation to pursue or take steps to cause any of the milestones specified in clauses 3.2.2(a) through 3.2.2(b) (inclusive) to be achieved.

(f)	For the avoidance of doubt, and without in any way limiting clause 3.2.2(e) above, Abiomed acknowledges and agrees that, from and after the Closing, it shall not take any actions for the primary purpose of circumventing (umgehen) the economic provisions underlying the Contingent Payment set forth in clause 3.2.2(a) and/or clause 3.2.2(b).

3.2.3.	The Buyer shall pay any amounts payable as Closing Consideration under clause 3.2.1 in Euro, provided that for converting any amounts payable that denominate in United States dollars the Buyer shall use the currency exchange rate (Euro foreign exchange reference rate USD) published by the European Central Bank on its website (http://www.ecb.europa.eu/stats/exchange/eurofxref/html/index.en.html) for Friday, June 27, 2014, i.e. 1 Euro = 1.3620 United States dollar.

3.2.4.

The Seller and the Buyer hereby appoint the Escrow Agent to act as escrow agent under the Escrow Agreement and agree to the instructions given in, and the other terms of, the Escrow Agreement. The acting notary (Notar) hereby accepts the appointment as escrow agent under the Escrow Agreement and the instructions therein.

3.3.	Default Interest

If the Buyer fails to pay any sum payable under this clause 3 or under any other provision of this Agreement on the due date for payment, it shall be in default (Verzug) of such payment obligation from the due date, without any further notice of the Seller being required. Interest shall accrue on the unpaid amount at the Default Rate for the period from and including the date that is five (5) Business Days following the due date up to, but not including, the date payment is received by the appropriate Party (after as well as before judgement) (the “Default Interest”). Default Interest will accrue from day to day on the basis of the actual number of days elapsed and a 360-day year, and shall be payable on the final day of each calendar month in arrears without limiting the Seller’s other rights for default.

4.	CONDITIONS TO CLOSING

4.1.	Conditions Precedent

The Closing is subject to and conditional on the satisfaction or waiver of the conditions precedent (in the meaning of Section 158 (1) of the Civil Code) set out below in this clause 4.1 (the “Conditions Precedent”), it being understood that the respective Party/Parties shall carry out the actions underlying the Condition Precedents simultaneously (Zug um Zug) still today:

4.1.1.	The Company has entered into a sale and purchase agreement, substantially in the form attached as Exhibit H (the “AIS Purchase Agreement”) with all of the shareholders of AIS relating to the purchase of one hundred percent (100%) of the fully diluted shares of AIS (the “AIS Shares”) by the Company from the shareholders of AIS and relating to the transfer of the AIS Shares to the Company (it being understood that any issues regarding AIS and the AIS Shares shall be exclusively governed by the AIS Purchase Agreement, unless explicitly stated otherwise in clauses 6.1.12(q), 6.1.12(r) and 6.1.14(c) and 6.1.14(d) of this Agreement);

4.1.2.	the Seller has caused the Company to deliver to the Buyer a fully executed copy of the Transitional Services Agreement;

4.1.3.	the Seller has caused the Company to deliver to the Buyer a fully executed copy of the Sublease Agreement and the Seller has caused the Company to deliver to the Buyer the consent of its landlord to the Sublease Agreement;

4.1.4.	the Seller has provided to the Buyer (a) a resignation letter of Mr Sven-René Friedel regarding his office as managing director of the Company, such resignation to take effect at the latest as of the end of the Closing Date and subject to Closing having occurred, and (b) a shareholders’ resolution of the Company granting discharge (Entlastung) to Mr Sven-René Friedel for the period of his office as managing director of the Company substantially in the form attached as Section 4.1.4 of the Disclosure Schedule;

4.1.5.	the Seller and the Buyer have executed and delivered the Escrow Agreement;

4.1.6.	the Buyer has paid the purchase price to the sellers of the AIS Shares in accordance with the AIS Purchase Agreement; and

4.1.7.	the Buyer has paid the Closing Consideration in accordance with clause 3.2.1.

4.2.	Closing Memorandum

4.2.1.	The Seller and the Buyer shall execute a closing memorandum substantially in the form attached as Section 4.2.1 of the Disclosure Schedule (the “Closing Memorandum”). If the Seller and the Buyer sign the Closing Memorandum without an express written reservation to the contrary, the Closing Memorandum shall serve solely as evidence that Closing has occurred and that the transfer of the Shares set out in clause 2 has been completed. The execution of the Closing Memorandum shall not limit or prejudice the rights of the Parties arising under or in connection with this Agreement or under applicable Law.

4.2.2.	The Seller and the Buyer will provide a copy of the signed Closing Memorandum to the acting notary evidencing the transfer of the Shares without undue delay after Closing and herewith instruct the acting notary to submit an updated list of shareholders to the commercial register of the Company without undue delay upon receipt of such copy or any other evidence that the transfer of the Shares set out in clause 2 has been completed.

4.3.	Waiver of Conditions Precedent

4.3.1.	The Seller and the Buyer shall be entitled to waive, in a writing duly executed by the Seller and the Buyer, any of the Conditions Precedent set out in clause 4.1, in whole or in part, at any time prior to the Closing.

4.3.2.	Any waiver shall have the effect of eliminating the requirement that the relevant Condition Precedent is performed to effect the Closing.

4.3.3.	In any case, the Closing shall have occurred if the Buyer has paid the Closing Consideration in accordance with clause 3.2.1.

4.4.	Right to Rescind or Terminate

The Buyer or the Seller may each terminate and rescind (zurücktreten) this Agreement by written notice to the other if the Closing has not occurred within ten (10) Business Days after the date of this Agreement, unless the terminating and rescinding party has caused the non-occurrence of the Closing.

Clauses 17, 18, 19.1 to 19.5 and 20 to 26 shall survive any termination and rescission of this Agreement.

5.	NO LEAKAGE

5.1.	Except as disclosed in Section 5.1 of the Disclosure Schedule, from January 1, 2014 through the Closing, the Company has not done, and the Seller shall procure that the Company will not do, any of the following without the prior written consent of the Buyer (unless provided for in this Agreement or the related Exhibits) (the actions specified in this clause 5.1 are collectively referred to herein as “Leakage”):

5.1.1.	(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital or other equity (including, for the avoidance of doubt, any reserves (Rücklagen), (b) split, combine or reclassify any of its share capital or other equity (including, for the avoidance of doubt, any reserves (Rücklagen)) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or its other equity (including, for the avoidance of doubt, any reserves (Rücklagen) or any of its other securities; or (c) purchase, redeem or otherwise acquire any shares of its shares or share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

5.1.2.	make any payment to, transfer any assets to, or assume the liabilities of the Seller, the Seller’s Affiliates or any third party, provided that the Company may enter into transactions of the type contemplated by this clause 5.1.2 with any parties other than the Seller or the Seller’s Affiliates in the ordinary course of the Company’s Business upon terms and conditions negotiated at arm’s length;

5.1.3.	waive any monetary amounts owed to the Company; or

5.1.4.	agree, whether in writing or otherwise, or resolve to do any of the foregoing (and no shareholders’ resolution to that effect has been passed).

5.2.	In the event of any breach by the Seller of the warranties or undertakings pursuant to clause 5.1 (each, a “Leakage Breach”), the Seller shall, as sole remedy and upon notification by the Buyer, remedy or restore, or procure remediation or restitution of, the respective Leakage as required in respect of the nature of such Leakage by way of:

5.2.1.	repayment to the Company of an amount in cash equal to the amount paid in the event the Leakage Breach consists of (a) a monetary payment or (b) a waiver of any monetary amounts owed to the Company;

5.2.2.	restitution (Herausgabe) or, to the extent restitution cannot be effected, compensation (Wertersatz) in the event the Leakage Breach consists of a delivery of assets; or

5.2.3.	re-assumption of or, to the extent re-assumption cannot be effected, indemnification from, the relevant liabilities in the event that the Leakage Breach consists of an assumption of liabilities.

6.	WARRANTIES

6.1.	Subject to any limitations contained in this Agreement, the Seller warrants to the Buyer by way of an independent warranty (selbständiges Garantieversprechen) under Section 311 (1) of the Civil Code that each of the Seller’s Warranties is true and correct as of the Signing, unless such warranties correspond to a different date set forth in the heading or body of such warranties (in which case the referenced warranty is, or referenced set of warranties are, true and accurate as of such other date), and except as expressly qualified herein or in the Disclosure Schedule.

6.1.1.	Status and Capacity of the Seller as of Signing and Closing

(a)	The Seller is a Gesellschaft mit beschränkter Haftung duly organised and validly existing under the Laws of Germany.

(b)	The Seller is the sole and exclusive legal and beneficial owner of the Shares. The Shares are free and clear of any and all Liens of any nature or kind, including any agreement, understanding, or restriction affecting voting rights or other incidents of legal or beneficial ownership pertaining to the Shares. The Seller has the absolute and unconditional right (Verfügungsberechtigung) to sell, assign, transfer and deliver the Shares and, upon and as of Closing and assuming that this Agreement and the Related Documents constitute, or upon their execution, will constitute valid and binding agreements of the Buyer and any other parties (other than the Seller and the Company) thereto, the Buyer will own the entire right, title and interest to the Shares, free and clear of all Liens of any nature whatsoever.

(c)	The Seller has the requisite corporate power and authority to execute this Agreement and perform its obligations under and the transactions contemplated in this Agreement. The execution and delivery by the Seller of this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement, other than the AIS Purchase Agreement and the Sublease Agreement (the “Related Documents”), and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and each of the Related Documents to which the Seller is or will be a party will have been duly and validly executed and delivered by the Seller, as of the date on which such Related Document is to be executed and delivered.

(d)

The execution, delivery and performance of this Agreement and the Related Documents by the Seller do not and - assuming the correctness of any information provided by the Buyer or Abiomed in that regard – will not upon Closing (i) violate or require any registration, qualification, consent, approval, or filing under, (A) any Law, or (B) any judgment, injunction, order, writ or decree of any court, arbitrator or Competent Authority by which the Seller or the Shares may be bound, or (ii) conflict with the governing documents of the Seller.

(e)	No insolvency proceedings have been commenced against the Seller for its winding up or dissolution, nor has an insolvency administrator, liquidator or similar officer been appointed with respect to any or all of the Seller’s assets.

6.1.2.	Organization, Standing and Power of the Company as of Signing and Closing

(a)	The Company is a Gesellschaft mit beschränkter Haftung duly incorporated and validly existing under the Laws of Germany, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)	The Company does not now own, and has not in the past owned, directly or indirectly, any shares, equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any shares, equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. The Seller has not, at any time, been a general partner or managing member of any general partnership, limited partnership or other entity.

(c)	A true and accurate copy of the Company’s articles of association is attached to this Agreement as Exhibit A.

6.1.3.	Capitalization of the Company as of Signing and Closing

(a)	The registered share capital (Stammkapital) of the Company amounts to EUR100,000.00, which consists of a single uncertificated share that is owned by the Seller. No shares are held in the treasury of the Company.

(b)	All of the Shares are duly authorized, validly issued, fully paid, non-assessable and, as at the Closing, free of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments providing for the issuance or redemption of any of its shares or share capital to which the Seller and/or the Company is a party or which are binding upon the Seller and/or the Company.

(c)	No insolvency proceedings (Insolvenzverfahren) concerning the Company are pending (eröffnet) and, to the knowledge of the Seller, no circumstances exist which would require the application for insolvency proceedings concerning the Company. The Buyer is aware of Seller’s financing commitment letter to the Company dated August 15, 2013 which will terminate with effect as of the end of the Closing Date at the latest, subject to Closing having occurred.

6.1.4.	No Default or Violation as of Signing and Closing

The execution, delivery and performance of this Agreement and the Related Documents by the Seller do not and - assuming the correctness of any information provided by the Buyer or Abiomed in that regard – will not upon Closing (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any Law, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator or Competent Authority by which the Company or any of its assets or properties may be bound, or (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of the Company’s obligations under, result in the vesting or enhancement of any other Person’s rights under, or result in the creation of any Lien upon any of the Company’s properties, assets, or businesses pursuant to (i) the Company’s articles of association or (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Company or any of the Company’s properties or assets is bound, except those matters for which a consent or waiver has been obtained.

6.1.5.	Financial Statements

The Company has delivered to the Buyer the audited annual financial statements (Jahresabschluss) of the Company including a balance sheet, statement of income and notes (Anhang) as of and for the year ended December 31, 2013 (the “Financial Statements”). Such Financial Statements have been prepared in accordance with German generally accepted accounting principles and rules of orderly bookkeeping (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung) (“German GAAP”) as applicable, applied on a consistent basis throughout the period covered thereby (except as may be set forth in the notes thereto), fairly present in all material respects the financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of the Company as of and for the year ended December 31, 2013, and are consistent with the books and records of the Company. The respective audit of the Company has been conducted in all material respects in accordance with German law. The Financial Statements have been prepared from the books and records of the Company and the books and records of the Company have been, and are being, maintained in all material respects in accordance with German GAAP and applicable legal requirements including the German Handelsgesetzbuch (German Commercial Code).

6.1.6.	Absence of Certain Changes

Except as contemplated by this Agreement or as set forth in Section 6.1.6 of the Disclosure Schedule, after December 31, 2013 there has not occurred:

(a)	Changes in stockholders’ equity (gezeichnetes Kapital, Kapitalrücklage, Gewinnrücklage);

(b)	any material damage, destruction or loss with respect to any property or asset of the Company;

(c)	any change by the Company in its accounting methods, principles or practices, other than changes required by applicable Law or German GAAP or regulatory accounting as concurred in by the Company’s independent accountants;

(d)	any revaluation by the Company of any asset, including any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business;

(e)	other than the AIS Purchase Agreement, any entry by the Company into any contract or commitment of more than EUR10,000;

(f)	any declaration, setting aside or payment of any dividend or distribution in respect of any equity interest of the Company, or any redemption, purchase or other acquisition of any of its securities (Wertpapiere);

(g)	any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option or other Employee Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of the Company’s business with respect to the compensation or employment of the Company’s directors, officers or employees;

(h)	any strike, work stoppage, slowdown or other labor disturbance;

(i)	any material election made by the Company for Tax purposes;

(j)	any material liability as a guarantor under any guarantees or any liabilities for Taxes, other than in the ordinary course of business;

(k)	any forgiveness or cancellation of any material indebtedness or material contractual obligation;

(l)	any mortgage, pledge, Lien (except for statutory liens (gesetzliche Pfandrechte) in favor of landlords, mechanics and the like) or lease of any assets, tangible or intangible, of the Company with a value in excess of EUR10,000 in the aggregate; or

(m)	any entry into a lease of real or personal property entered into.

6.1.7.	Undisclosed Liabilities

The Company does not have any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities contained in the Financial Statements, (b) liabilities set forth in Section 6.1.7 of the Disclosure Schedule or specifically identified as liabilities in other sections of the

Disclosure Schedule, (c) liabilities that have arisen since December 31, 2013 in the ordinary course of business that are not yet due (fällig), and (d) contractual liabilities incurred in the ordinary course of business which are not required by German GAAP to be reflected on a balance sheet. For the avoidance of doubt, to the extent an issue underlying a liability is dealt with in any of the Seller’s Warranties in more detail, e.g. by providing materiality thresholds, knowledge qualifiers and/or other limitation language, such warranty shall exclusively apply.

6.1.8.	Tax Matter

(a)	The Company has duly and timely filed in accordance with all applicable Laws all Tax Returns that it was required to file. All Taxes due and owing by the Company have been paid. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)	The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)	There has been and will be no transaction in the Company or its Subsidiaries up to and including the date of Closing which qualifies for tax purposes as a hidden distribution of profit/deemed dividend (verdeckte Gewinnausschüttung) under German Law. All legal relations between the Company and its shareholders, Affiliates or persons within the meaning of Section 1(2) of the German Foreign Tax Act (Außensteuergesetz) comply with the arm’s-length principle.

6.1.9.	Assets as of Closing

The Company owns or leases all tangible assets (other than real property) necessary for the conduct of the Business and which will enable the Company to operate the Business immediately after the Closing Date in the same manner as operated prior to and as of the Closing Date. Each such tangible asset (other than real property) is, to the knowledge of the Seller, in good operating condition and repair (subject to normal wear and tear) and, to the knowledge of the Seller, is suitable for the purposes for which it presently is used. The Company is not restricted from carrying out the Business or any part thereof by any agreement (Vereinbarung), instrument (Urkunde), indenture (Vertrag) or court or arbitrational decree to which the Company is a party or to which the Company or its assets (other than real property) are subject. Except as set forth in Section 6.1.9 of the Disclosure Schedule and except for customary retention of title (einfacher Eigentumsvorbehalt) in favor of third parties or statutory liens (gesetzliche Pfandrechte) in favor of landlords, mechanics and the like, all of the assets (other than real property) owned or used by the Company are free and clear of all Liens. No such asset of the Company is in the possession, custody or control of any Person or entity other than the Company other than set forth Section 6.1.10(c) of the Disclosure Schedule.

6.1.10.	Matters Relating to Assets

(a)	The Seller or the Company has disclosed (e.g. in Section 6.1.10(c) of the Disclosure Schedule) to the Buyer all locations at which the Company’s assets are located (including locations owned or controlled by third parties, if applicable) as of the Closing.

(b)	As of the Closing the Company has not undertaken any clinical or other human trials (including observational studies).

(c)	Section 6.1.10(c) of the Disclosure Schedule sets forth a true, correct and complete list of the owned Machinery and Equipment as of the Signing, including, with respect to each item, the original cost, the acquisition date, the accumulated depreciation and the net book value.

6.1.11.	Real Property as of Closing

(a)	The Company does not own any real property or hereditary building rights (Erbbaurechte). The Company has not purchased or otherwise acquired any real property where title to such real property has not yet been transferred.

(b)	Section 6.1.11(b) of the Disclosure Schedule lists all real property leased or subleased to or by the Company. With respect to the Sublease Agreement:

(i)	as to the Company, the Sublease Agreement is, to the knowledge of the Seller, legal, valid, binding, enforceable and in full force and effect and, to the knowledge of the Seller, will continue to be so immediately following Closing;

(ii)	to the knowledge of the Seller, neither the Company nor any other party is in breach or violation of, or default under the Sublease Agreement;

(iii)	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold contemplated by the Sublease Agreement; and

(iv)	the Seller is not aware of any Lien applicable to the real property that is the subject of the Sublease Agreement that materially impairs the current uses or the occupancy by the Company of the property subject thereto.

6.1.12.	Intellectual Property Rights as of Signing and Closing

(a)	The Company has no registered Marks or registered Copyrights, or filed for applications for the registration thereof.

(b)	Attached as Section 6.1.12(b) of the Disclosure Schedule is the following:

(i)	a list of all patents issued to, or assigned or licensed to, the Company, together with the filing date, issue date and patent numbers of each such patent (other than the AIS-IP Rights) (collectively, the “Issued Patents”), indicating whether each such Issued Patent is owned by or licensed to the Company, and all applications for patents filed by the Company or by any assignor or licensor of the Company, including the title, filing date and serial number of each such application (other than the AIS-IP Rights) (collectively, the “Patent Applications”), indicating whether each such Patent Application is owned by or licensed to the Company;

(ii)	a list of all domain names registered to the Company;

(iii)	a list of all Registered Intellectual Property Rights not described in clauses 6.1.12(b)(i) and 6.1.12(b)(ii);

(iv)	a list of all written invention disclosure statements (Erfindungsmeldungen) made since March 27, 2007 to the Company by any employee of the Company made in the course of their employment with the Company, or by the managing director of the Company or by a consultant to the Company, where, in each case, such invention was made during an engagement to provide services for the Company and it was agreed the invention shall belong to the Company, and that are not otherwise covered by any of the Issued Patents or Patent Applications;

(v)	a list of agreements containing provisions with respect to non-disclosure of the Company’s proprietary information or assignment of inventions to the Company (each a “Confidentiality or Assignment Agreement” and collectively, the “Confidentiality or Assignment Agreements”) which the Company has entered into with the Company Persons with respect to the Company’s Intellectual Property Rights and which are still in force and effect (sind in Kraft).

(c)

The Company (i) owns and holds, free and clear of all Liens, all right, title and interest in the Patent Rights (ii) has the exclusive right to transfer, sell, license or dispose of the Patent Rights and (iii) has the exclusive right to bring action for the infringement of the Patent Rights. Only Persons employed by or consultants to the Company who are bound by a Confidentiality or Assignment Agreement (or similar undertaking under any Law), have participated as named inventors in the conception, reduction to practice, development, invention, discovery or design of any Patent Rights. To the knowledge of the Seller, no Persons other than Persons employed by or consultants to the Company who, in each case, are bound by an assignment undertaking under a Confidentiality or Assignment Agreement (or similar undertaking under any Law), have participated as inventors in the conception, reduction to practice, development, invention, discovery or design of any Patent Rights. Neither the Company nor any employee, consultant or other Person participating in the conception, reduction to practice, development, invention, discovery or design of any Patent Rights has used any facilities or received any remuneration from any academic or research institution or Competent Authority (other than the Subsidies) attributable to such participation. To the knowledge of the Seller, there is no pending or written threatened claim or procedure against the Company (other than ordinary official office actions (Amtsbescheide) within the patent application procedures) or litigation involving the Company contesting the patentability, validity, enforceability, ownership or right to transfer, sell, license or dispose of any Patent Rights, or asserting that any Patent Rights or the transfer, sale, license or disposition thereof, or the manufacture, use, importation, offer for sale or sale of any Product, conflicts or will conflict with the intellectual property rights of any other Person and the Company has not received any written opinions of counsel relating to any such claim or litigation.

(d)	The Company has received no written notice (Androhung eines Widerrufsverfahrens) from any Person alleging that any of the Issued Patents are invalid or unenforceable and the Company has received no written opinions on invalidity regarding the Issued Patents that have not been disclosed in Section 6.1.12(d) of the Disclosure Schedule.

(e)	Each item of Registered Intellectual Property Rights listed in Section 6.1.12(b) of the Disclosure Schedule, as registered, filed, issued or applied for, has, from a formal perspective, been duly and validly registered in, filed in or issued by, the appropriate governmental registrars or issuers (or officially recognized issuers) in the various jurisdictions (national, state, provincial, prefectural, local and other) indicated on such Disclosure Schedule, and each such registration, filing or issuance has not been abandoned, cancelled, delayed or otherwise compromised.

(f)	The Issued Patents are in full force and effect (sind in Kraft) and are not subject to any payable as yet unpaid Taxes, Liens, maintenance fees or annuities within ninety (90) days as from the Closing. Each Patent Application is pending and from a formal perspective no action or inaction of the Company which might result in abandonment thereof has occurred.

(g)	To the knowledge of the Seller, neither the Company nor any officer, managing director, employee or agent of the Company or any other Person (with respect to any other Person, only those participating in the conception, reduction to practice, development, invention, discovery or design of any Issued Patents) has made any public disclosure (other than in connection with prior patent applications of the Company) prior to the filing of any patent application resulting in an Issued Patent or prior to the filing of any Patent Application, of any matter that relates to any subject matter disclosed in an Issued Patent or Patent Application that may reasonably be expected to adversely affect the validity or issuance of such Issued Patent or any patent issuing from a Patent Application.

(h)	To the knowledge of the Seller, neither the Company nor any Company Person has misappropriated (widerrechtlich entnommen) any patent, invention, process, method, compound, design, formula or other proprietary or intellectual property rights of any third Person. The Company has received no written notice (Berechtigungsanfrage und/oder Abmahnschreiben) of any infringement or alleged infringement of any intellectual property rights of any third Person prior to the Closing (including any notice from a third party that has licensed to the Company any of such third party’s intellectual property rights).

(i)	To the knowledge of the Seller, the operation of the Company’s Business (including the development of any Product) and the practice (Umsetzung) of the Patent Rights, each as practiced by the Company prior to the Closing, does not infringe or otherwise violate any intellectual property rights of any third Person. For the avoidance of doubt, the Buyer acknowledges and agrees that the representations set forth in this clause 6.1.12(i) are provided only to Seller’s knowledge, and that Seller is not providing a warranty of Buyer’s or Company’s “freedom to operate”.

(j)	The Company is not obligated to make any payments to any Person with respect to the Patent Rights, including by way of royalties or fees (except for maintenance and renewal fees payable to Governmental Authorities).

(k)

To the knowledge of the Seller, the Company owns the Trade Secrets, free and clear of all Liens. To the knowledge of the Seller, (i) the Company has not misappropriated any of the Trade Secrets from any third Person; and (ii) neither the Company nor any officer, director, employee, agent or Affiliate of the Company or any other Person has used, divulged, or appropriated the Trade Secrets for the benefit of any Person or to the detriment of the Company. The Company has taken all reasonable steps to protect confidentiality of all Trade Secrets by entering into the Confidentiality or Assignment Agreements with all employees, managing directors and consultants having access to confidential information requiring them not to disclose such information or to use the same for their own benefit or for the benefit of any other Person. To the knowledge of the Seller, no Person is in breach of any Confidentiality or Assignment Agreement in any respect that could adversely affect the Intellectual Property Rights or the Company’s rights therein.

(l)	The Registered Intellectual Property Rights are freely transferable by the Company without the consent of or notice to any third Person. The transactions contemplated by this Agreement will not adversely affect the rights or claimed rights of, or result in the payment of any royalty or consideration to, any third Person.

(m)	Other than the AIS-IP Rights, and other than listed in Section 6.1.12(b) of the Disclosure Schedule marked as license, there is no third party intellectual property right that is licensed to or otherwise used by the Company under a right granted by said third party (i) that is or could reasonably be expected to be material to the Business or the Products or (ii) that is in any way related to the Patent Rights.

(n)	The Company has: (i) executed with each Company Person a Confidentiality or Assignment Agreement, which provides for valid and enforceable assignments to the Company of any and all rights or claims in any intellectual property rights that any such Company Person has developed during the course of his or her employment with the Company, except for those intellectual property rights which were explicitly released by the Company as they were not deemed relevant for the Business by the Company; (ii) complied with the regulations and legal requirements of the German employees’ inventions law except where non-compliance would not adversely affect the Intellectual Property Rights or the Company’s rights therein and would not lead to claims of employees or former employees against the Company; (iii) has either (A) filed patent applications for the inventions disclosed by Company Persons, (B) declared such inventions to be trade secrets or (C) has timely released the inventions for such countries for which protection is not intended. To the knowledge of the Seller, all Company Persons that have participated in the conception, reduction to practice, development, invention or design of any Patent Rights as inventors or co-inventors have waived their rights to file applications or register such Patent Rights in their own name. The Seller has paid in full the lump sum offered when Mr. Töllner left the Company in 2012 and has paid in full the lump sum to Mr. Schumacher regarding patent family ECP 29 (as disclosed in Section 6.1.12(b) of the Disclosure Schedule), as defined in that certain agreement dated as of January 20, 2014.

(o)

The Company has rectified the patent registers regarding patent family ECP 37 (as disclosed in Section 6.1.12(b) of the Disclosure Schedule) to show that Mr. Ferrari is the owner of the respective patent applications, and to the knowledge of the Seller: (i) the patent applications of ECP 37 (as disclosed in Section 6.1.12(b) of the

Disclosure Schedule) do not contain inventions that have not been released by the University of Jena; and (ii) no further inventions made by Mr. Ferrari were disclosed to, used by or claimed by the Company in patent applications.

(p)	Mr. Friedel has assigned all his interests (Anteile) in the Patent Rights, including in connection with patent family ECP 24 (as disclosed in Section 6.1.12(b) of the Disclosure Schedule), to the Company without any rights or claims remaining with Mr. Friedel.

(q)	Subject to the terms of the AIS License Agreement, the Company (x) holds, free and clear of all Liens, a worldwide exclusive license in the AIS-IP Rights, (y) has the exclusive right to transfer, sell, license or dispose of the exclusive license in the AIS-IP Rights, and (z) has the exclusive right to bring action for the infringement of the AIS-IP Rights. To the knowledge of the Seller: (i) the Company has received no written notice from any Person alleging that any of the issued patents within the AIS-IP Rights are invalid or unenforceable and the Company has received no written opinions regarding the AIS-IP Rights that have not been disclosed in Section 6.1.12(q) of the Disclosure Schedule; and (ii) the AIS-IP Rights (other than patent or utility model applications) are in full force and effect (sind in Kraft); and (iii) each patent application within the AIS-IP Rights is pending and no formal action or inaction of the Company which might result in abandonment thereof has occurred. No writ of appeal is filed against the rejecting decisions by the European Patent Office to the oppositions EP 2 047 872 B1 and EP 2 234 658 B1.

(r)	The Seller has not received any written communication claiming that the practice (Umsetzung) of the AIS-IP Rights, each as practiced by the Company prior to the Closing, infringes or otherwise violates any intellectual property rights of any third Person.

6.1.13.	Product Sales as of Closing

The Company has not sold, marketed, distributed or otherwise leased any product to any customer.

6.1.14.	Material Agreements

(a)	Section 6.1.14(a) of the Disclosure Schedule contains a true and complete list of all of the following agreements to which the Company is a party as of the date of this Agreement (other than agreements as to which all primary contractual obligations have been fulfilled or which have been effectively terminated prior to Closing) (the “Material Agreements” and individually a “Material Agreement”):

(i)	any agreement for the lease of property (other than real property) from or to third parties providing for lease payments in excess of EUR10,000 per annum or having a remaining term longer than 12 months;

(ii)	any agreement for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which provides for a purchase price or other remuneration of more than EUR10,000 (other than orders within the ordinary course of business), or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Products or territory, or has agreed to purchase a minimum quantity of goods or services, or has agreed to purchase goods or services exclusively from a certain party;

(iii)	any partnership, joint venture, co-operation or other similar agreement;

(iv)	any agreement under which the Company has created, incurred, assumed or guaranteed (or is obliged to create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than EUR25,000 or under which a third party has imposed (or is entitled to impose) a Lien (except for statutory liens (gesetzliche Pfandrechte) in favor of landlords, mechanics and the like) on any of its assets, tangible or intangible;

(v)	any agreement giving rise to guarantees, indemnities, or suretyships (Bürgschaften) by the Company issued for any debt of any Person;

(vi)	any agreement under which the Company is bound by a non-competition provision;

(vii)	any agreement involving any current or former managing director or stockholder of the Company or any Affiliate of the Company or any family member of any of the foregoing;

(viii)	any agreement relating to the extension of credit (Verlängerung einer Kreditlinie) by the Company or guaranteeing by the Company of any obligation of any third party;

(ix)	any agreement providing for the payment of a commission or other fee calculated as or by reference to the profits or revenues of the Company;

(x)	any agreement of a long-term nature (Dauerschuldverhältnisse) other than that described in clauses 6.1.14(a)(i) through 6.1.14(a)(ix) which cannot be terminated without liability or penalty with a notice period of no more than thirty (30) calendar days following the Closing Date and which individually provides for annual obligations of the Company in excess of EUR25,000; and

(xi)	any contract or agreement not described above that is material to the Business, operations, assets, financial condition, results of operations, properties or prospects of the Company.

(b)	The Company has delivered to the Buyer a complete and accurate copy, including any exhibits, schedules or appendices thereto, of each written agreement listed in Section 6.1.14(a) of the Disclosure Schedule in the Data Room (collectively, the “Listed Agreements”).

(c)	With respect to each Listed Agreement and the AIS License Agreement, as of Closing: (i) the agreement is binding against the Company, and, to the knowledge of Seller, against the other parties thereto, in each case, in accordance with its respective terms, and, to the knowledge of the Seller, in full force and effect and are enforceable against the parties thereto, in each case, in accordance with its respective terms, and (ii) neither the Company, nor, to the knowledge of the Seller, any other party, is in material breach or violation of, or in default under, any such agreement. No written notice, or, to the knowledge of the Seller, other notice, has been received by the Company with respect to the possible termination or modification of any of the Listed Agreements.

(d)	With respect to the AIS Purchase Agreement, as of Closing the agreement is binding against the Company. No written notice, or, to the knowledge of the Seller, other notice, has been received by the Company with respect to the possible termination, rescission or modification of the AIS Purchase Agreement.

6.1.15.	Accounts Payable

Section 6.1.15 of the Disclosure Schedule contains a true, correct and complete list, including aging information, of all of the Company’s accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) as of a date that is no more than three Business Days prior to the date of this Agreement.

6.1.16.	Powers of Attorney as of Closing

There are no outstanding powers of attorney granted by the Company outside the ordinary course of business. The Company has not granted any (i) general power of attorney (Generalvollmacht), nor (ii) full commercial power of representation (Prokura) that is not registered with the Company’s commercial register.

6.1.17.	Insurance

Section 6.1.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies) to which the Company is a party or by which the Company or its properties are covered. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Seller has no knowledge of any threatened (in writing and against the Company) termination of, or material premium increase with respect to, any such policy. For the avoidance of doubt, the Buyer is aware that such insurance policies will not cover incidents occurring or claims arising after the Closing.

6.1.18.	Litigation

Unless otherwise set forth in Section 6.1.18 of the Disclosure Schedule, there is no Litigation Matter which is pending (rechtshängig) or has been threatened (in writing) against the Company which (a) seeks either damages or involves an amount in dispute (Streitwert) in excess of EUR10,000 or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. To the knowledge of the Seller: neither the Company, nor any property or asset of the Company, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts the Company’s ability to conduct the Business or which has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Business, results of operations, assets, liabilities, financial condition, prospects or operations of the Company.

6.1.19.	Employees

(a)	Section 6.1.19(a) of the Disclosure Schedule anonymously lists each employee of the Company as of the date hereof. The Company has previously delivered to the Buyer a true, correct, complete and anonymous list which sets forth each employee’s date of hire, title, department, leave status, current salary, current bonus eligibility, contractual retention or severance eligibility and other contractual contingent benefit eligibility. Except as set forth in Section 6.1.19(a) of the Disclosure Schedule none of the Employees has given notice of termination of his or her employment. To the knowledge of the Seller, no employee has any plans to terminate employment with the Company except as set forth in Section 6.1.19(a) of the Disclosure Schedule.

(b)	Section 6.1.19(b) of the Disclosure Schedule contains a complete list of all service agreements (Dienstverträge) concluded with current members of the management board (Geschäftsführung) of the Company.

(c)	Section 6.1.19(c) of the Disclosure Schedule contains a complete list of all employees of the Company who are a party to a post-contractual non-competition agreement with the Company.

(d)

The Company is not a party to or bound by any collective bargaining agreement (Tarifverträge), nor has it experienced any strikes or other collective bargaining disputes. As of the date hereof, there is no works council established and no works council elections initiated at the Company. The Company is not a party to or bound by any works agreement/shop agreement (Betriebsvereinbarungen). To the knowledge of the Seller, there have not been any organizational efforts made or threatened against the Company (in writing), either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(e)	The Company is in material compliance with all Laws regarding the regulation of labor, hiring, employment standards, workplace human rights, pay equity, employment equity, employee’s health and safety. No independent contractor, consultant, freelancer or other person working, or providing work or services for or with respect to the Company is improperly classified by the Company as an employee of the Company.

(f)	As of the Closing, the Company has duly paid (i) all amounts owed and payable to its employees as well as (ii) all matured social security contributions, other statutory contributions related to its employees (e.g. contributions to the employer’s liability insurance association – Berufsgenossenschaftliche Unfallversicherung) and premiums for other insurance on behalf of its employees.

(g)	The Company is not a party to any labor disputes.

6.1.20.	Employee Benefits, Pensions

(a)	Section 6.1.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or with respect to which the Company may have any material liability (the “Company Plans”).

(b)	Complete and accurate copies of all Company Plans and all related insurance contracts have been delivered or made available to the Buyer.

(c)	Each Company Plan has been maintained, funded and administered in all material respects in accordance with its terms, and the Company has in all material respects met its obligations with respect to such Company Plan and has made all required contributions thereto. Each Company Plan has been maintained in compliance in all material respects with the currently applicable provisions of applicable Laws.

6.1.21.	Environmental Matters

(a)	As of the Closing, the Company is in material compliance with applicable Environmental Laws. No real property (including buildings or other structures) currently operated or leased, or, to the knowledge of the Seller, formerly owned, operated or leased by the Company (“Company Property”), has been contaminated with, or has had any release of, any Hazardous Substance during the time that the Company leased or occupied such property, or to the knowledge of the Seller, such other times, except in compliance with Environmental Laws.

(b)	The Company (i) has no liability for any Hazardous Substance disposal or contamination by the Company or its Affiliates (including the Seller or any of its Affiliates) on any third party property, (ii) has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law, and (iii) is not subject to any order, decree, injunction or other agreement with any Competent Authority or any third party arising under any Environmental Law.

(c)	As used herein, the term “Environmental Laws” means any Law, regulation, order, decree, permit or authorization of any Competent Authority relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance. The term “Hazardous Substance” means any substance that is: (x) listed, classified or regulated pursuant to any Environmental Law, (y) any petroleum product or by-product, friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (z) any other substance which is the subject of regulatory action by any Competent Authority in connection with any Environmental Law.

6.1.22.	Licenses and Permits; Regulatory Filings; Legal Compliance

(a)	Attached as Section 6.1.22(a) of the Disclosure Schedule is a true, correct and complete list of all material licenses, permits, orders, certificates and other authorizations of Governmental Authorities and registrations and approvals issued by any Competent Authority to the Company (individually and collectively, the “Permits”).

(b)	The Company has provided the Buyer access in the Data Room to all of the Company’s Permits related material applications, registrations, approvals and filings with, and other submissions and other correspondence to or from, any Competent Authority of any EU Member State (including, for example, the German Bundesinstitut für Arzneimittel und Medizinprodukte), the US Federal Drug Agency, and any state counterpart.

(c)

To the knowledge of the Seller: all the Permits are valid and in full force and effect and all information submitted to the applicable Competent Authority in order to obtain each such Permit was true, accurate and complete when submitted. The Company is in material compliance with the respective requirements, conditions and provisions of all Permits and the Company has not been informed in writing (or, to the knowledge of the Seller, orally) by (i) any Competent Authority or (ii) any lawyer or consultant (knowledgeable in the relevant field) of the Company of any deficiency with respect to any Permit. To the knowledge of the Seller, no proceeding is pending to revoke or amend any such Permits, nor have such proceedings been threatened (in writing) against the Company.

6.1.23.	Conduct of Business in Compliance with Law

(a)	Except in cases where not material, the Company has obtained all necessary approvals, certifications, registrations and authorizations from, and has prepared and maintained all records, studies and other documentation needed to satisfy compliance with the requirements of all applicable Governmental Authorities for the Business.

(b)	To the knowledge of the Seller: the Company has not made any material false statement in, or material omission from, the applications, approvals, reports, or other submissions to Governmental Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of Governmental Authorities.

(c)	Since the Company’s inception, in each case hereinafter to the knowledge of the Seller, no third party, contractor, investigator, or researcher, employed or retained by the Company or otherwise acting on behalf of the Company, has made any material false statement in, or material omission from, any report, study or other documentation prepared in conjunction with the applications, approvals, reports, or records submitted to or prepared for Governmental Authorities, nor has any such third party, contractor, investigator or researcher failed to substantially comply with any testing requirements, study protocols or requirements to obtain any consent from ethics committees in connection with work performed on behalf of the Company or work otherwise relied upon by the Company in its submissions and documentation for Governmental Authorities.

(d)	To the knowledge of the Seller, neither the Company nor any third Person or agent for the Company has made or offered any payment, gratuity, or other thing of value that is prohibited by any Law to personnel of any Governmental Authorities or any other Person.

(e)

Neither the Company nor, to the knowledge of the Seller, any individual who is a managing director, employee or agent of the Company has been convicted of, charged with or, to the knowledge of the Seller, investigated for any United States or German federal or state health program-related offense or any other offense related to healthcare or been excluded or suspended from participation in any such program; or within the past five (5) years, has been convicted of, charged with or, to the knowledge of Seller, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Competent Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. To the knowledge of the Seller, no debarment proceedings or investigations in respect of the Business are pending against the Company or any individual who is a managing director, employee or agent of the Company, nor have such proceedings been threatened in writing against the Company.

(f)	To the knowledge of the Seller, the Company, and the conduct and operations of the Business, are and continuously have been in material compliance with each applicable Law of any Competent Authority, and the Company has not received written notice of any material violations of any of the above. To the knowledge of the Seller, no investigation or review by any Competent Authority with respect to the Company is pending, nor have such proceedings been threatened (in writing) against the Company.

(g)	Except for the Subsidies or as otherwise set forth on Section 6.1.23(g), of the Disclosure Schedule since its inception, the Company has not received any grants, loans or subsidies provided by a Competent Authority. The Company is and has at all times been in compliance with the terms of any grant, loan, subsidy or other funding provided by a Competent Authority of which it has been a beneficiary, except where non-compliance is not material to the Company and the Business.

6.1.24.	Books and Records

The minutes of meetings and other similar records of the Company as provided to the Buyer contain materially complete and accurate records of all material actions taken at any meetings of the Company’s stockholders, advisory board (Beirat) or any other corporate body (Organ) or committee and of all written consents executed in lieu of the holding of any such meeting, except where non-compliance is not material to the Company and the Business.

6.1.25.	Transaction Fees

The Company has no liability or obligation to pay any fees or commissions to any broker, finder or investment banker with respect to the transactions contemplated by this Agreement. The Company has not incurred any legal or advisor fees in connection with the preparation or execution of this Agreement that have not been paid for by the Seller.

6.2.	No other Warranties

The Buyer acknowledges that the Seller does not give any other warranties than those given in clause 6.1. The scope and limits of the Seller’s Warranties given in clause 6.1 shall be determined by clauses 7 and 8 which form an integral part of that warranty (Bestandteil der Garantieerklärung). The Parties agree that none of the Seller’s Warranties or statements of the Seller contained in this Agreement constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer

Sache) as defined in Section 443 of the Civil Code or Section 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in Section 434 (1) Civil Code with regard to any of the assets or rights sold and transferred in accordance with this Agreement and the agreements referred to in this Agreement and none of such warranties or statements shall be interpreted as such. On this basis, the Parties agree that Section 444 of the Civil Code does not apply to any warranty contained in this Agreement including any warranty that refers to the quality or condition of any items sold pursuant to this Agreement.

7.	REMEDIES

7.1.	Breach of Seller’s Warranties and notice of a Seller’s Breach

In the event that any warranty made by the Seller is untrue or inaccurate as of the date it is made as set forth in this Agreement, or if the Seller breaches any of its covenants, obligations or agreements set forth in this Agreement (in each case a “Seller’s Breach”), the Seller shall be given for a period of three (3) months after due notification by the Buyer the opportunity to factually remedy (restitution in kind; Naturalrestitution) the relevant Seller’s Breach. If and to the extent that within such three months’ period upon due notification by the Buyer, the Seller fails to achieve factual remediation or curing of a Seller’s Breach, or factual remediation or curing of a Seller’s Breach is impossible, or the Seller finally refuses (ernsthaft und endgültig verweigern) to factually remedy or cure a Seller’s Breach, the Seller shall be obliged to pay damages for non-performance to the Buyer, or, at the election of Buyer, to the Company, (kleiner Schadensersatz in Geld) in accordance with Sections 249 et seq. Civil Code, except that the Seller shall in no event be liable for any internal cost of the Buyer or the Company, any direct or indirect loss of profits (entgangener Gewinn) (whether foreseeable or not) of the Buyer or the Company, any special punitive or exemplary damages, any loss of opportunity, loss of reputation or loss of future earnings of the Buyer or the Company nor for any consequential damages that were unforeseeable and untypical (unvorhersehbare untypische Schadensverläufe) in view of the Seller’s Breach.

7.2.	Retention of Seller’s Warranties

Unless otherwise provided for in this Agreement, in particular in clause 8.4.1(a)(iii) of this Agreement, the warranties set forth in clause 6 shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer.

7.3.	No Other Remedies

All legal remedies, other than those specified in clauses 7 and 8 of this Agreement, in relation to a Seller’s Breach are hereby excluded except in the case of wilful misconduct or fraud. In particular, claims for or based on a reduction of the Purchase Price (Minderung), rescission (Rücktritt), other claims for defects according to Section 437 of the Civil Code, culpa in contrahendo (Section 311 of the Civil Code), positive breach of contract (Section 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (Section 313 of the Civil Code) (Störung der Geschäftsgrundlage) shall be excluded except in the case of fraud (Arglist) or wilful misconduct (Vorsatz). The Buyer shall not be entitled to rescind or terminate this Agreement under any circumstances whatsoever (except if based on fraud (Arglist) or wilful misconduct (Vorsatz)).

7.4.	Escrow Account

All claims for indemnification of a Seller’s Breach shall be satisfied first from any amounts remaining in the Escrow Account then held by the Escrow Agent, until such funds are exhausted or released, and then from the Seller directly, including, at the Buyer’s option, by set-off against any Contingent Payment(s) then due to the Seller.

8.	LIMITATION OF SELLER’S LIABILITY

8.1.	Cap

The aggregate amount to be paid by the Seller under or in connection with any Claim based on a Seller’s Breach of any warranty set forth in clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.7, 6.1.9 and 6.1.12 hereto shall not exceed an amount equal to the amount of the Purchase Price (i.e., the Closing Consideration and any Contingent Payments) actually paid by the Buyer to the Seller hereunder from time to time. The aggregate amount to be paid by the Seller under or in connection with any Seller’s Breach of any other of the Seller’s Warranties shall not exceed an amount equal to twenty percent (20%) of the amount of the Purchase Price (i.e., the Closing Consideration and any Contingent Payments) actually paid by the Buyer to the Seller hereunder from time to time. With the exception of (i) any Leakage Breach, (ii) any wilful or intentional (Vorsatz) breaches of the Seller’s obligations under this Agreement or (iii) any Claims based on fraud, the aggregate liability of the Seller under or in connection with this Agreement shall not exceed an amount equal to the Purchase Price (i.e., the Closing Consideration and any Contingent Payments) actually paid by the Buyer to the Seller hereunder from time to time; the Seller’s liability under or in connection with this Agreement shall be unlimited if a Claim arises from the foregoing clauses (i), (ii) and (iii).

8.2.	De Minimis Amount, Deductible

No liability shall attach to the Seller under or in connection with this Agreement (except for a Leakage Breach) if and to the extent (i) the individual Claim is less than or equal to $10,000 (the “De Minimis Amount”) or (ii) the aggregate amount of Claims exceeding the De Minimis Amount is less than or equal to $100,000 (the “Deductible”). If the aggregate amount of claims exceeding the De Minimis Amount exceeds the Deductible, Buyer may claim only the amount exceeding the Deductible, subject to the other provisions of this Agreement.

8.3.	Limitation Period

8.3.1.	Claims against the Seller in relation to this Agreement shall be time-barred (verjährt) as follows:

(a)

Claims (i) based on a breach of any warranty set forth in clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.7, 6.1.9 and 6.1.12 hereto, (ii) based on a Leakage Breach, or (iii) in relation to the performance claim

(Erfüllungsanspruch) to transfer title to the Shares, shall be time-barred on the twelfth (12th) anniversary of the Closing Date;

(b)	Claims under clause 10 shall be time-barred six (6) months after a final and binding Tax assessment by the competent Tax authority, but at the latest on the tenth (10th) anniversary of the Closing Date. Tax refund claims of the Seller pursuant to clause 10.6 shall in any event become time-barred within six (6) months after the Buyer has informed the Seller about the Tax refund claim in writing;

(c)	Claims arising as a result of wilful or intentional (Vorsatz) breaches of the Seller’s obligations under this Agreement or based on fraud (Arglist) shall be time-barred in accordance with the statutory rules in Sections 195, 199 of the Civil Code;

(d)	Claims arising as a result of a breach of clause 19.7 shall be time-barred on the third (3rd) anniversary of the Closing Date;

(e)	Claims arising as a result of a breach of clause 19.8 shall be time-barred on the sixth (6th) anniversary of the Closing Date;

(f)	Claims arising as a result of a breach of a post-closing undertaking or covenant not explicitly mentioned in clauses 8.3.1(a) to 8.3.1(e), which shall be time-barred on the (2nd) anniversary of the respective expiration date of such undertaking or covenant; and

(g)	all other Claims shall be time-barred on the second (2nd) anniversary of the Closing Date.

8.3.2.	If the Buyer delivers to the Seller, before expiration of a Claim (as set forth in clause 8.3.1), either a notice of a Claim based upon a breach of any warranty, covenant or agreement, or a notice that, as a result of a legal proceeding instituted by or claim made by a third party, the Buyer reasonably expects to incur Losses and Expenses to be compensated in accordance with clause 7.1, then the applicable limitation period for the Claim (as set forth in clause 8.3.1) shall be suspended (gehemmt) for so long as the Buyer or Abiomed on the one hand and the Seller on the other hand are in negotiations to resolve such Claim or the factual circumstances justifying such Claim (schweben Verhandlungen über den Anspruch oder die den Anspruch begründenden Tatsachen). If one of the Parties finally refuses to continue with such negotiations (die Fortsetzung der Verhandlungen endgültig verweigern), the applicable limitation period for such Claim (as set forth in clause 8.3.1) shall be suspended (gehemmt) for a further four (4) months from the due notification of either Party’s refusal to continue negotiations.

8.4.	Limitations on liability

8.4.1.	No liability shall attach to the Seller in respect of any Claim to the extent that:

(a)	the facts or circumstances forming the basis of the Claim:

(i)	are fairly disclosed (referencing the relevant clause or sub-clause in this Agreement that is to be limited) in this Agreement (including its Exhibits, in particular the Disclosure Schedule) (except for Claims based on clause 10); in this respect, the Parties agree that if any disclosure of events or documents made in the Disclosure Schedule is below any materiality threshold provided for such disclosure requirement, or contains additional information, such disclosure shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant Seller’s Warranty;

(ii)	are referred to in the Financial Statements (except for claims based on Intellectual Property Rights), in particular by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question; or

(iii)	are actually known (positive Kenntnis) to the Buyer as of the signing of this Agreement (where any facts or circumstances fairly disclosed (without referencing the relevant clause or sub-clause in this Agreement that is to be limited) in the documents in Exhibit D shall deemed to be actually known (positive Kenntnis) to the Buyer);

(b)	any matter or thing has been done or omitted to be done with respect to the subject matter of the Claim prior to the Closing Date at the written request, or with the written approval or written acquiescence of the Buyer;

(c)	to the extent the Buyer or, after the Closing Date, the Company has caused or contributed to (verursacht oder mitverursacht) such Claim;

(d)	the Claim occurs, arises or is increased as a result of any change made after the Closing Date in any accounting or Taxation policies of the Company;

(e)	the amount of the Claim is recoverable by the Buyer or the Company under the terms of any insurance policy of the Buyer or the Company (or would have been so recoverable but for any change in the terms or termination of any such insurance policy caused by the Buyer or, after the Closing, by the Company) or recoverable from other third parties in accordance with clause 8.5.1;

(f)

the payment or settlement of any item giving rise to a Claim results in any benefits by refund, set-off or reduction of Taxes, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) to the Company, the Buyer or any Affiliate of the Buyer;

(g)	the Buyer or the Company has already recovered the respective amount; or

(h)	the Claim either results from or is increased by the passing of, or any change in any Law or administrative practice of any Competent Authority after the Closing Date, including any increase in the rates of Tax or any imposition of Tax or any withdrawal or relief from Tax after the Closing Date.

8.4.2.	The Parties agree that Section 442 para. (1) of the Civil Code does not apply.

8.4.3.	When calculating the amount of the liability of the Seller under or in connection with this Agreement, all advantages directly related to the relevant matter shall be taken into account (Vorteilsausgleich) and the Seller shall not be liable under or in connection with this Agreement in respect of any Claim for any losses suffered by the Buyer or the Company to the extent of any corresponding savings by, or net benefit to, the Company, the Buyer or any Affiliate of the Buyer arising therefrom.

8.5.	Recovery from third parties

8.5.1.	In the event that the Buyer or the Company is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (including any insurer or Competent Authority) in respect of any matter for which a Claim could be made against the Seller, the Buyer shall use its commercially reasonable efforts to recover such sum before making such Claim (and, upon Seller’s request, shall keep the Seller reasonably informed of the conduct of such recovery), and any sum so recoverable will reduce the amount of the Claim.

8.5.2.	Without prejudice to the provisions of clause 8.5.1, if the Seller pays to the Buyer an amount in respect of any Claim, and the Buyer or the Company subsequently recovers (whether by payment, credit, discount, relief or otherwise) from a third party (including any insurer or Competent Authority) an amount which arises from or relates to the matter giving rise to such Claim, then:

(a)	if the amount paid by the Seller in respect of such Claim is more than the Sum Recovered (as such term is defined below), the Buyer shall (or, where appropriate, shall procure that the Company shall) immediately pay to the Seller the Sum Recovered, or

(b)	if the amount paid by the Seller in respect of such Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller,

so as to leave the Buyer, taking into account the amounts received from the third party and from the Seller and those payable to the Seller under this clause, in no better or worse position than it would have been in had the Claim not arisen. If the Seller pays to the Buyer an amount in respect of the full discharge of any Claim and neither the Buyer nor the Company recovers such amount from a third party, the Buyer shall, upon Seller’s request, assign the respective third party claim, if any, without any compensation to the Seller (subject to the transferability of such claim), however, for the avoidance of doubt, any obligation of the Buyer as set forth in clause 8.5.1 above with respect to such Claim shall only prevail up to and until such assignment.

For the purposes of this clause, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or similar benefit obtained shall constitute an amount recovered) plus any interest in respect of the amount recovered from the third party.

8.6.	Third Party Claims

Promptly after receiving notice of a Third Party Claim, the Buyer shall notify the Seller in writing, provided that the Buyer’s failure to do so shall not relieve the Seller of its indemnification obligations other than to the extent the Seller is actually prejudiced by such failure. The Seller shall be afforded an opportunity to participate in the defense of any Third Party Claim, and, provided that within thirty (30) days after receipt of such written notice the Seller confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Buyer its financial capability to undertake the defense and provide indemnification with respect to such Third Party Claim, to assume control of such defense with counsel reasonably satisfactory to the Buyer, provided, however, that:

8.6.1.	the Buyer shall be entitled to participate in the defense of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

8.6.2.	the Seller shall obtain the prior written approval of the Buyer before entering into any settlement of such Third Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld, delayed or conditioned);

8.6.3.	at all reasonable times the Buyer shall allow the Seller and its Representatives access to and the ability to inspect and take copies of those books, correspondence and records under the control of the Company or the Buyer and its Affiliates, to the extent necessary to defend against the Third Party Claim;

8.6.4.

the Buyer shall make available the personnel of the Company or the Buyer and its Affiliates to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide assistance to enable the Seller to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Claim (such assistance to be provided at the Seller’s expense);

8.6.5.	except with the prior written consent of the Seller, the Buyer shall not admit liability in respect of, compromise or settle any such Third Party Claims; and

8.6.6.	the Seller shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Buyer shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Buyer or the Company.

The Seller shall not be liable for any Claim arising from or in connection with a Third Party Claim unless the Buyer has complied fully with the provisions of this clause 8.6 in respect of such Third Party Claim or the Buyer’s non-compliance with these provisions has not adversely affected the Seller’s rights in connection with a Third Party Claim. The external costs and expenses incurred by the Seller in connection with defending the Third Party Claim shall be borne by the Seller to the extent that the Third Party Claim relates to a Seller’s Breach or a Leakage Breach by the Seller.

8.7.	Obligations of the Parties

8.7.1.	Nothing in this Agreement shall limit or restrict the general obligation of the Parties according to Section 254 (2) of the Civil Code to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a potential Claim under this Agreement.

8.7.2.	For a period of 30 Business Days after the notification of a Claim according to clause 8.6, the Buyer shall provide the Seller every opportunity to take the steps which the Seller considers appropriate in order to remedy the matter giving rise to such Claim, provided (a) the Buyer may continue to pursue such Claim if the Seller has not remedied the Buyer’s Claim to the Buyer’s reasonable satisfaction upon the expiration of such 30 Business Days, and (b) the 30 Business Days provided to the Seller pursuant to this clause 8.7.2 shall not apply towards the limitation periods specified in clause 8.3.1.

8.7.3.	Subject to clause 8.6.6, if the Seller does not assume control of the defense of a Third Party Claim as provided pursuant to clause 8.6, the Buyer shall have the right to defend such Third Party Claim; provided, that the Buyer shall not settle, adjust or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement includes a full and complete release from all liability in respect of such claim. The external fees, costs and expenses incurred by the Buyer or the Company in connection with defending the Third Party Claim shall be borne by the Seller to the extent that the Third Party Claim relates to a Seller’s Breach or a Leakage Breach by the Seller.

8.8.	Payments made by the Seller

Any payment made by the Seller to the Buyer in respect of a Claim shall constitute a reduction of the Purchase Price; to the extent damages are paid to the Company, such payments shall, if and to the extent legally permissible, be construed as contributions (Einlagen) made by the Buyer into the Company, and the Parties shall file their respective Tax returns accordingly. The Seller shall not owe to the Buyer any gross-up for taxes within the meaning of Section 3 of the Tax Code (Steuern und steuerliche Nebenleistungen) or applicable local taxes falling due in connection with a compensation payment received by the Company from the Seller.

8.9.	Fraud, wilful misconduct

Nothing in this Agreement shall limit a Party’s claims based on fraud (Arglist) or wilful misconduct (Vorsatz).

9.	DISCLOSURE AND DISCLAIMERS

9.1.	The Buyer has relied solely on the warranties set forth in this Agreement (as qualified by the Disclosure Schedule hereto) with respect to its evaluation of the Company, its execution and delivery of this Agreement and its consummation of the transactions contemplated herein. The Buyer acknowledges that the Seller is not making any other warranties outside of this Agreement, and that the Buyer has not relied on any other assurance made by or on behalf of any other Party before the signature of this Agreement.

9.2.	The Buyer acknowledges and agrees that the Seller makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Due Diligence Information or otherwise provided to the Buyer or its Representatives.

9.3.	The Buyer shall waive and not enforce and shall procure that the Company shall waive and not enforce, any claim it has or may have (other than for fraud (Arglist)) or willfull misconduct (Vorsatz)) as at the Closing Date against any of Mr. Jörg Schumacher, Mr. Mario Scheckel, Dr. Henning Schlicht and Dr. Stefan Golkowsky in connection with the transactions contemplated by this Agreement, including the provision of the Due Diligence Information. This clause 9.3 is entered into for the benefit of Mr. Jörg Schumacher, Mr. Mario Scheckel, Dr. Henning Schlicht and Dr. Stefan Golkowsky in addition to the Seller, and shall be directly enforceable against the Buyer by each of them (echter Vertrag zugunsten Dritter).

9.4.	The documents and matters which were made available or disclosed in the Data Room are contained in two (2) DVDs, which are deposited with the acting notary at the time of the signing of this Agreement. The Parties hereby jointly instruct the acting notary to take the DVDs in custody (Verwahrung). The Notary does not bear any responsibility related to the content of such DVDs, their proper storage or readability.

9.5.

Each Party may at any time upon one (1) week’s prior written notice to the other Parties and the acting notary inspect the content of the DVDs at the acting notary’s office with the requesting Party’s own technical equipment. The other Parties shall have the right to participate in such inspection of the DVDs by the requesting Party. In the event of arbitration proceedings, or court actions, as the case may be, the acting notary shall, at the request of the arbitral tribunal or the court, deliver a copy of the DVDs to the arbitral tribunal or the court. Apart from that, the acting notary shall only hand out the DVDs or copies thereof upon a joint written instruction of the Seller and the Buyer or pursuant to an enforceable decision of an arbitral tribunal or a court.

9.6.	The acting notary may destroy the DVDs deposited after the lapse of thirteen (13) years from the Closing Date after having given each of the Parties and the Company the opportunity to take copies of the contents of the DVDs.

10.	TAX

10.1.	Indemnity

10.1.1.	The Seller shall indemnify the Buyer or, upon the Buyer’s written request, the Company from all Tax liabilities relating to the Company attributable to the period prior to the Effective Date (the “Tax Period”).

10.1.2.	The indemnification under this clause 10.1 shall be excluded if and to the extent that the respective Tax liabilities:

(a)	have been paid before the Effective Date to the Tax Authority;

(b)	have been reported in the Financial Statements as Tax liability or as Tax provision in the Financial Statements;

(c)	result from the Buyer causing or allowing the Company to change its methods of Tax accounting or other measures of the Buyer, e.g. by exercising tax election rights, except for changes to conform with changes resulting from any tax audit or where required by Law; or

(d)	result from the Buyer causing or allowing the Company to enter into any reorganization after the Effective Date that has retroactive effect under Tax Law to the Tax Period.

10.1.3.	In addition, the Seller shall not be liable for Taxes under clause 10.1 if and to the extent the Buyer fails to comply with an obligation under this clause 10, unless the Buyer proves that the compliance of the Buyer would not have prevented the Tax claim of the Buyer under this clause.

10.1.4.	Clause 8 shall remain unaffected, provided that the provisions are not contradicted by this clause 10 and except for clauses 8.1 and 8.2, which shall not apply to claims for indemnification for Tax matters.

10.1.5.

If the Company is entitled to any Tax benefit after the Tax Period resulting from a Tax indemnification under this clause 10.1, e.g. from the extension of any amortization or depreciation period, higher depreciation allowances or carry forwards of losses or deductions of benefits by refund, set-off or reduction of Taxes, the Tax liability to be indemnified by the Seller according to this clause 10.1 shall be reduced by the amount of such Tax benefit. The

Tax benefit shall be calculated by applying a period of 5 years and a discount rate of 5% per annum.

10.2.	Pre-Closing Straddle Period

With respect to Taxes relating to a period which begins prior to the Closing Date and which ends after the Closing Date (Straddle Period), the portion of the Taxes allocable to the period which begins prior to the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”) shall be calculated as if the Pre-Closing Straddle Period is equal to a fiscal period (Veranlagungszeitraum).

10.3.	Due Date

Any claim for indemnification validly made in accordance with clause 10.1 shall be due and payable within 15 (fifteen) Business Days following a written and detailed notification with a copy of the relevant tax assessment by the Buyer or the Company provided, however, that the Seller shall not be obliged to make any payment earlier than two (2) Business Days prior to such Taxes becoming due and payable to the respective Tax authority. In case of any remedy or appeal being filed in accordance with clause 10.4.2, no claim for indemnification under clause 10.1 shall become due and payable by the Seller prior to a final assessment (materielle Bestandskraft) of the relevant Tax.

10.4.	Tax Proceedings

10.4.1.	Tax filings

(a)	The Buyer shall file or cause to be filed when due, taking into account all extensions properly obtained, all Tax returns including for periods on or before the Effective Date that are required to be filed on or after the Closing Date by or with respect to the Company, except where such Tax returns have already been filed prior to the Closing Date. Except as otherwise required by Law or caused by a change in Law, all such Tax returns, to the extent relating to the Company, shall be prepared and filed in a manner consistent with past practice, and no position will be taken, election made or method of accounting adopted that is inconsistent with positions taken, elections made or methods of accounting used in preparing and filing similar Tax returns in prior periods unless such measure is required under Law.

(b)

With respect to each Tax return relating to the Tax Period that the Buyer is responsible for filing or causing to be filed pursuant to clause 10.4.1(a), the Buyer shall provide to the Seller a copy of such Tax return as proposed to be filed at least twenty (20) Business Days before such Tax return is required to be filed. The Seller shall notify the Buyer of proposed revisions to such Tax return or such allocation within ten (10) Business Days of the receipt from the Buyer of such Tax return. The Seller and the Buyer shall attempt to resolve in good faith any dispute concerning such Tax return in a timely fashion before such filing date. In the event that Seller and Buyer are unable to resolve a dispute concerning such Tax return prior to the expiration of such 10-Business Day period, the dispute shall be submitted to an independent audit firm appointed jointly by the Seller and the Buyer; in that event, the Seller on the one hand and the Buyer on the other hand shall each be responsible for 50 % of any fees and duties levied by the Tax authorities for the delay in filing the respective Tax return.

(c)	None of the Buyer or any Affiliate of the Buyer shall, or shall cause or permit the Company to, amend, re-file or otherwise modify, or grant an extension of any statute of limitation with respect to, a Tax return relating in whole or in part to the Company with respect to the Tax Period or exercise or change any election rights with respect to the Tax Period without the prior written consent of the Seller except where required by Law. The procedure to resolve disputes as set out in clause 10.4.1(b) shall apply mutatis mutandis.

10.4.2.	Tax audits; Tax assessment procedures

After the Closing Date, the Buyer shall without undue delay notify the Seller upon learning of the commencement of any tax audit or administrative or judicial proceeding or Tax assessment procedure or other claim of Tax authorities that, if determined adversely to the Company or after lapse of time, could constitute a basis for indemnification pursuant to clause 10.1 or for any claims of the Company against the Seller. The Buyer or, at the Buyer’s choice, the Company shall, upon request of the Seller, take legal remedies with respect to any Tax audit, Tax assessment, claim for refund or any administrative or judicial proceedings which involve any asserted Tax liability of the Company under clause 10.1 or for any claims of the Company against the Seller using all reasonable means and defenses available to it (a “Contest”). The Seller shall have the right to be consulted in respect of each such Contest. The Buyer shall keep the Seller informed of the progress of any Contest and shall provide the Seller with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying Contest. The Buyer shall procure that the Company grants the Seller and the Seller’s advisers access to any meetings or negotiations with respect to any Tax audit, Tax assessment, claim for refund or any administrative or judicial proceedings which involve any asserted Tax liability of the Company under clause 10.1 or for any claims of the Company against the Seller. Each Party shall bear its own costs with respect to any Contest.

10.5.	Cooperation

The Parties shall cooperate with each other in connection with all Tax matters and shall provide the Buyer and the Company with all information which they reasonably request in connection with any Tax matters and which is under the control of the Seller. The Buyer shall, for the avoidance of doubt, during the period between Closing and the Effective Date not take any measures that could lead to or increase any liability of the Seller under this Agreement, in particular under this clause 10.

10.6.	Tax Refunds

For Tax refunds - no matter if actually refunded or offset against Tax liabilities of the Company - attributable to the Tax Period, clauses 10.1 through 10.5 shall apply vice versa, i.e. any Tax refunds shall be transferred to the Seller without undue delay provided such Tax refunds (i) have not been paid by the Tax authority before the Effective Date and (ii) are not reported as receivables in the Financial Statements. The Buyer shall procure that any provisions for Tax matters in the Financial Statements which can be dissolved shall be dissolved without undue delay, and the respective funds shall be paid out to the Seller without undue delay. Clause 8.3.1(b) shall apply accordingly.

11.	SUBSIDIES

11.1.	Indemnity

The Seller shall indemnify the Buyer or, upon the Buyer’s written request, the Company from fifty (50) percent of any liabilities relating to the repayment (Rückzahlung oder Rückerstattung) of any of the Subsidies that were received by the Company prior to the Effective Date, to the respective grantor of the Subsidies (“Subsidies Liabilities”).

11.2.	Due Date

Any claim for indemnification validly made in accordance with clause 11.1 shall be due and payable within 15 (fifteen) Business Days following a written and detailed notification with a copy of the relevant assessment of the Competent Authority by the Buyer or the Company provided, however, that the Seller shall not be obliged to make any payment earlier than two (2) Business Days prior to such Subsidies Liabilities becoming due and payable to the respective Competent Authority. In case of any remedy or appeal being filed in accordance with clause 11.3, no claim for indemnification under clause 11.1 shall become due and payable by the Seller prior to a final assessment (materielle Bestandskraft) of the relevant Subsidies Liability.

11.3.	Subsidies Liabilities Proceedings

With respect to Subsidies Liabilities, clauses 8 and 10 shall not apply, except that clauses 8.3.1(b), 10.4.2 and 10.5 shall apply accordingly.

12.	BUYER’S WARRANTIES

12.1.	The Buyer warrants to the Seller (as an independent warranty (selbständiges Garantieversprechen) under Section 311 (1) of the Civil Code) that each of the following Buyer’s Warranties is true and accurate as at the date of this Agreement and as at the Closing Date, except as otherwise set forth in this Agreement:

12.2.	the Buyer is a limited liability corporation duly organised and validly existing under the Laws of the jurisdiction of its incorporation.

12.3.	the Buyer has the requisite power and authority and has taken all actions and obtained all consents and approvals necessary to execute this Agreement and perform its obligations under and the transactions contemplated in this Agreement.

12.4.	the execution of, and the performance of its respective obligations under, this Agreement by the Buyer will not result in a breach of any provision of its articles of association or equivalent constitutional documents;

12.5.	the execution of, and the performance of its respective obligations under, this Agreement by the Buyer will not result in a breach of any order, judgement or decree of any Competent Authority to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

12.6.	no insolvency proceedings have been commenced against the Buyer for its winding up or dissolution, nor has an insolvency administrator, liquidator or similar officer been appointed with respect to any or all of the Buyer’s assets which would prevent the Buyer from fulfilling its obligations under this Agreement;

12.7.	the Buyer and its Affiliates have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any of its Affiliates could become liable or obliged; and

12.8.	the funds necessary to finance all obligations of the Buyer under this Agreement are unconditionally and irrevocably available to the Buyer.

13.	BUYER’S INDEMNITY OBLIGATIONS

13.1.	The Buyer shall indemnify

13.1.1.	the Seller and the Seller’s Affiliates and any of their successors, officers, directors, shareholders, employees and agents from and against any and all Losses and Expenses arising out of or in connection with any liability in connection with the conduct of the Business after Closing for which the Seller or any of the Seller’s Affiliates or any of their successors or officers, directors, shareholders, employees or agents are held liable, provided the Buyer has the right to claim damages or indemnification from the Seller to the extent and in respect of such losses, liability or damages under the terms of this Agreement and

13.1.2.	the Seller and the Seller’s Affiliates from and against any and all Losses and Expenses arising out of or in connection with any liability in connection with Seller’s financing commitment letter to the Company dated August 15, 2013 (the “Financing Commitment”) and/or its termination

(the “Seller’s Indemnification Claims”),

provided that the Buyer shall not be held liable by the Seller for any consequential damages that were unforeseeable and untypical (unvorhersehbare untypische Schadensverläufe).

13.2.	The Seller’s Indemnification Claim shall be time-barred (verjährt) twelve (12) months after the Seller has been notified in writing of the respective claim or liability giving rise to the Seller’s Indemnification Claim in reasonable detail, but in no event later than the fourth (4th) anniversary of the Closing Date.

14.	PARENT GUARANTEE

14.1.	Abiomed hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Buyer and any permitted delegate or assignee of obligations under clause 22.1 of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Buyer’s Guaranteed Obligations”) to the extent of any limit on the liability of the Buyer in this Agreement.

14.2.	If and whenever the Buyer and/or any permitted delegate or assignee of obligations under clause 22.1 defaults for any reason whatsoever in the performance of any of the Buyer’s Guaranteed Obligations, Abiomed shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Buyer’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if the Buyer’s Guaranteed Obligations had been duly performed and satisfied by the Buyer.

15.	CO-OPERATION

15.1.	Each Party shall co-operate, at its own cost and expense, with the other on the request of the other to give full effect to this Agreement.

15.2.	In addition, each Party shall execute such documents and take such further actions as may be reasonably requested by the other Parties to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings.

15.3.	Subject to clause 10.5 and 11.3, the Parties shall cooperate with each other in connection with the notification of any Competent Authority about the Transaction as regards any effect on the Subsidies, and the Seller shall provide the Buyer and the Company with all information which they reasonably request in connection with any Subsidies and which is under the control of the Seller.

15.4.	For a period of eight (8) years from the Closing Date, the Buyer will, on reasonable notice, procure that the Seller and the Seller’s Representatives are given access during normal business hours to the books and records of the Company insofar as such books and records relate to the period ending at Closing, and are permitted to take copies of them at Seller’s expense, for the purpose of the Seller’s compliance with the requirements of any Competent Authority. The Buyer shall procure that during such period, such books and records remain intact and are not lost, destroyed, corrupted or otherwise made unfit for use in whole or in part. In case of a Change of Control of the Company or a sale of the Business or a substantial part thereof, the Buyer shall procure that the legal successor complies with this clause.

16.	PAYMENTS

16.1.	All payments to be made by the Buyer under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except:

16.1.1.	as stated otherwise in this Agreement;

16.1.2.	as may be required by applicable Law (in which event such deduction or withholding shall not exceed the amount required by such Laws and the payer will simultaneously pay to the payee whatever additional amount is required so that the net amount received is equal to what would have been received if no such deduction or withholding had been required);

16.1.3.	for claims for payment that are not disputed by the other Party or that have been finally determined as payable determined by a Competent Authority.

16.2.	The following defenses and remedies of the Buyer are excluded in relation to any claim by the Seller under or in connection with this Agreement:

16.2.1.	the defense that the Seller did not perform its obligations under this Agreement (Section 320 of the Civil Code); and

16.2.2.	any assertion of a right of retention (Section 273 of the Civil Code).

17.	COSTS AND EXPENSES

17.1.	Each Party shall pay its own, and the Seller shall pay the Company’s costs and expenses incurred up to the Closing, in relation to the negotiation, preparation, execution and performance of this Agreement (including all legal, accounting, broker, finder or financial advisory fees). For the avoidance of doubt, the Buyer and the Company shall not be responsible for any such costs and expenses of the Seller or the Company after the Closing.

17.2.	The Buyer shall pay all transfer taxes which arise in accordance with the execution of this Agreement and shall procure that the required tax filings are made without undue delay.

17.3.	The Buyer shall pay all costs and expenses relating to or arising from the notarisation of this Agreement.

18.	THIRD PARTY RIGHTS

Unless expressly provided otherwise, this Agreement and the documents referred to in it are made solely for the benefit of the parties to them (including the Parties hereto) and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, any other Person.

19.	CONFIDENTIALITY, ANNOUNCEMENTS, NO SOLICITATION, CORE PATENT DUES

19.1.	Each Party shall keep confidential and shall procure that each and every Affiliate or Representative of such Party keeps confidential:

19.1.1.	the negotiations relating to and concerning this Agreement;

19.1.2.	the subject matter and terms and conditions of this Agreement;

19.1.3.	in the case of the Seller, all confidential information of the Buyer and its Affiliates made available to the Seller by the Buyer in the course of the negotiations preceding the signing of this Agreement; and

19.1.4.	in the case of the Buyer, all confidential information of the Seller and its Affiliates including the Company made available to the Buyer by the Seller, its Affiliates or Representatives in the course of the negotiations preceding the signing of this Agreement, provided that nothing in this clause 19.1.4 shall require the Buyer to keep any information relating solely to the Company confidential once the Closing has occurred.

19.2.	Each Party may disclose any information that it is required to keep confidential under this clause:

19.2.1.	to such employees, professional advisers, consultants, or officers of itself and its shareholders and any Affiliate of such Party as is reasonably necessary to advise on this Agreement, or to facilitate the transactions provided for in this Agreement, provided the disclosing Party procures that any Person to whom the information is disclosed keeps it confidential and adheres to the provisions of this clause 19 as if he were that Party; or

19.2.2.	with the other Party’s written consent; or

19.2.3.	to the extent that the disclosure is required:

(a)	by applicable Laws;

(b)	by a Competent Authority;

(c)	to make any filing with, or obtain any authorisation from, a Competent Authority in connection with the transactions contemplated by this Agreement; or

(d)	to protect the disclosing Party’s interest in any legal proceedings;

(e)	due to reporting obligations towards financing banks, bondholders or in connection therewith;

but will use reasonable endeavours to consult the other Party and to take into account any reasonable requests it may have received in relation to the disclosure before making it; this does not apply to matters covered by clause 19.2.3(e).

19.3.	Each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Laws or requirements of any securities exchange to which the requiring Party is subject.

19.4.	The provisions of clauses 19.1 through 19.3 will continue to have effect for a period of five (5) years from the Closing Date.

19.5.	No Party shall make any formal press release or other public announcement in connection with this Agreement except:

19.5.1.	an announcement in a form agreed by the Buyer and the Seller; and

19.5.2.	any announcement required by any applicable Laws (provided that, unless such consultation is prohibited by such Laws, it is made only after consultation with the Buyer or the Seller, respectively).

19.6.	The provisions of the Non-Disclosure Agreement are hereby terminated, provided that such termination shall be without prejudice to any claims of either Party which have arisen under the Non-Disclosure Agreement prior to the date hereof.

19.7.	For a period of two (2) years from and after the Closing, the Seller shall not (a) hire or otherwise directly or indirectly, solicit (other than by general advertising) for the purpose of offering employment or hiring (in each case whether as an employee, consultant, agent, independent contractor or otherwise) any employee of the Company or (b) induce or attempt to induce any supplier to the Company, or any Person serving as an investigator in connection with any clinical trial with respect to any of the Products, to cease or reduce its or his business relationship with the Company, or otherwise interfere with the business relationship between the Company and any such Person by making any negative statements or communications concerning the Company.

19.8.	For a period of five (5) years from and after the Closing, the Seller shall not engage, directly or indirectly, in any activity that is from a technical perspective substantially similar to the Business, or otherwise engage in the development or manufacture of any catheter-based expandable blood pump driven by a rotatable shaft within a catheter that improves blood flow or performs the pumping function of the heart, provided that nothing contained in this clause 19.8 shall limit the right of the Seller to hold and make passive investments in securities of any Person registered on a national securities exchange, admitted to trading privileges thereon, or actively traded in a generally recognized over-the-counter market, provided further, however, that, the Seller’s aggregate beneficial equity interest in any Person shall not exceed 3% of the outstanding shares or interests in such Person, except that any stake or interest the Seller holds in Abiomed shall be permitted.

19.9.	With respect to the Core Patent Rights, the Buyer shall pay (or cause to be paid) when due the maintenance and renewal fees that are payable to Governmental Authorities for the applicable periods beginning as of the Closing until the twentieth (20th) anniversary of the Closing Date, or, in the event that any Core Patent Right is allowed to lapse for the failure to pay such fees, it shall still be deemed outstanding for purposes of calculating the Contingent Payments.

20.	NOTICES AND COMMUNICATIONS

20.1.	Any notice to be given under this Agreement shall be in writing and shall either be delivered by hand or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

20.2.	Notices must be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may be notified to the sending Party in accordance with this clause. Each communication shall be marked for the attention of such Person as is set out below or is notified to the sending Party in accordance with this clause.

If to the Seller, to:

Address:	Syscore GmbH Birkenweg 24 64295 Darmstadt Germany
Attention:	Dr Matthias Herter
Fax:	+49 6151 3918 200

with a copy, for information purposes only, to:

Address:	CMS Hasche Sigle Barckhausstraße 12-16 60325 Frankfurt/Main Germany
Attention:	Dr Joachim Dietrich
Fax:	+49 69 71701 40410

If to the Buyer or Abiomed, to:

Address:	Abiomed Europe GmbH Neuenhofer Weg 3 52074 Aachen Germany
Attention:	Dr Thorsten Sieß
Fax:	+49 241 8860 222

And

Address:	Abiomed, Inc. 22 Cherry Hill Drive Danvers, Massachusetts 01923 USA
Attention:	Stephen C. McEvoy, Esq.
Fax:	+1 978 777 8411

with a copy, for information purposes only, to:

Address:	Foley Hoag LLP

Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210 USA
Attention:	Peter M. Rosenblum, Esq. Mark A. Haddad, Esq.
Fax:	+1 617 832 7000

20.3.	A communication shall be deemed to have been received:

20.3.1.	if delivered by hand or courier company, at the time of delivery to the receiving party; and

20.3.2.	if sent by facsimile to the receiving party, at the time of completion of transmission by the sender.

If under this clause a notice would be deemed to have been received outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient then the notice will be deemed to have been received at the next opening of normal business hours in the place of receipt.

20.4.	In proving receipt of the notice, it shall be sufficient to show that delivery by courier was made or that the facsimile was dispatched and a confirmatory transmission report received.

20.5.	Notwithstanding the provisions of clauses 20.3 and 20.4 above, the Parties may prove receipt of a notice under this Agreement in any other way admissible.

20.6.	A Party may notify the other Parties of a change to its name, relevant contact person, address or facsimile number for the purposes of this clause and notification shall be effective on:

20.6.1.	the date specified in the notification as the date on which the change is to take place; or

20.6.2.	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is deemed to have been served, the date falling five (5) Business Days after notice of any such change is deemed to have been served.

20.7.	For the avoidance of doubt, the Parties agree that the provisions of this clause do not apply to the service of any writ, summons, order, judgement or other document relating to or in connection with any legal proceedings.

21.	LANGUAGE

This Agreement and all notices or formal communications under or in connection with this Agreement shall be in English unless another language is required by applicable Law or in communication with a Competent Authority.

22.	NO ASSIGNMENT

22.1.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other Party except that the Buyer may assign or delegate any or all of its rights and obligations hereunder to one or more of its Affiliates without the consent of any other Party. Any purported assignment of rights or delegation of obligations in violation of this clause, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of Law, or otherwise, is void.

22.2.	Subject to clause 22.1, the Seller’s Warranties and the provisions of clauses 5, 7 and 8 of this Agreement are given for the benefit of the Buyer only.

22.3.	This Agreement shall be binding on and endure for the successors in title of the Parties and references to the Parties shall be construed accordingly.

23.	AMENDMENT AND WAIVER

23.1.	Any amendment or variation of this Agreement must be (a) in writing and signed by or on behalf of all Parties and (b) notarised if so required under German Law. This shall equally apply to any amendment or variation of the preceding sentence.

23.2.	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Person to which the waiver is addressed and the circumstances for which it is given. This shall equally apply to any waiver of the provisions of the preceding sentence.

23.3.	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

24.	SEVERANCE

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual gap, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle contained in Section 139 of the Civil Code, including in the sense of a reversal of the burden of proof, shall not apply.

25.	ENTIRE AGREEMENT

25.1.	This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. Any previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished.

25.2.	All Exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

26.	GOVERNING LAW AND JURISDICTION

26.1.	This Agreement shall be governed by and construed in accordance with German Law, excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of Laws rules.

26.2.	All and any disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity, (a “Dispute”) shall be resolved and finally settled in the manner provided for in this clause 26.

26.3.	Except if time is of the essence (Eilbedürftigkeit), within twenty (20) Business Days of a request by way of notice from one Party to the other (a “Notice of Dispute”), one or more Representatives of the Parties with authority to settle the Dispute, shall meet and shall attempt in good faith to resolve the Dispute.

26.4.	If the Dispute is not resolved within forty (40) Business Days of the Notice of Dispute, either Party may by written notice to the other refer the Dispute to an arbitration tribunal for final determination.

26.5.	All disputes arising under or in connection with this Agreement (including any disputes in connection with its validity) shall be exclusively and finally settled by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit – DIS) as applicable from time to time, without recourse to the ordinary courts of Law. The place of the arbitration shall be Frankfurt/Main. The language of the arbitral proceedings shall be English.

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